Exhibit 2.0

STOCK PURCHASE AGREEMENT

by and between

DOROTHY K. FITZGERALD,

and

TRANSCEND SERVICES, INC.

Dated as of: August 25, 2009

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EXHIBITS

A	Form of Note
B	Form of Seller’s Counsel Opinion
C	Form of Registration Rights Agreement

SCHEDULES
1.1	Target Company Cash
2.3	Purchase Price
3.3	Contractual Obligations
3.5(a)	List of Stockholders
3.5(b)	List of Subsidiaries
3.6	Litigation
3.7(b)	Leases
3.7(d)	Space Leases
3.8(f)	Tax Proceedings
3.8(l)	Section 481(a) Adjustment
3.10	Material Changes
3.11	Liabilities
3.12	Commercial Relationships
3.13(a)	Certain Employees
3.13(j)	Employment Contracts
3.13(k)	Severance Compensation
3.13(p)	Salary Increases, Bonuses and Other Compensation
3.14(a)(i)	List of Plans
3.14(a)(ii)	Employee Benefit Plans
3.15	Excluded Assets
3.16(b)	Intellectual Property
3.17	Affiliated Transactions
3.20	Insurance
3.23	Existing Indebtedness
3.25	Broker Fees (Company)
4.9	Broker Fees (Purchaser)
5.6	Broker Fees (Seller)
6.10	Terminated Employees

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STOCK PURCHASE AGREEMENT

This STOCK PURCHASE AGREEMENT, dated as of August 25, 2009 (this “Agreement”), by and between Dorothy K. Fitzgerald (“Seller”), and Transcend Services, Inc., a Delaware corporation (the “Purchaser”).

WHEREAS, Seller is the beneficial and record owner of all of the issued and outstanding shares of common stock, par value $1.00 per share (the “Common Stock”), of Medical Dictation Services, Inc., a Maryland corporation (the “Company”).

WHEREAS, Seller wishes to sell to the Purchaser, and the Purchaser wishes to purchase from Seller, all of the issued and outstanding shares of Common Stock owned by Seller (the “Purchased Shares”), upon the terms and subject to the conditions of this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein and for good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1 Definitions. As used in this Agreement, and unless the context requires a different meaning, the following terms have the meanings indicated:

“Actions” has the meaning set forth in Section 6.10(e) of this Agreement.

“Affiliate” shall mean any Person who is an “affiliate” as defined in Rule 12b-2 of the General Rules and Regulations under the Exchange Act.

“Agreement” means this Agreement as the same may be amended, supplemented or modified in accordance with the terms hereof.

“Alternate Transaction” means (a) any stock purchase, merger, consolidation, reorganization, change in organizational form, recapitalization, sale of equity interests or other similar transaction involving the Company or any of its Subsidiaries, (b) any sale of all or any significant portion of the assets of the Company or any of its Subsidiaries, (c) any other transaction in respect of the Company or any of its Subsidiaries which results, directly or indirectly, in a change of control of Company or any of its Subsidiaries or (d) any other transaction or series of transactions which has substantially similar economic effects.

“Assets” has the meaning set forth in Section 3.15 of this Agreement.

“Audited Financial Statements” has the meaning set forth in Section 3.9 of this Agreement.

“Average Stock Closing Price” means the average stock closing price per share of the Purchaser’s issued and outstanding NASDAQ traded shares of common stock for the ten (10) trading days immediately prior to the date of this Agreement.

“Bank Note” means the promissory note from the Company to Citibank, N.A., dated March 23, 2007 in the maximum principal amount of $600,000.

“Basket Amount” has the meaning set forth in Section 9.3(b) of this Agreement.

“Board of Directors” means the Board of Directors of the Company.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks in the State of Georgia are authorized or required by law or executive order to close.

“Claims” has the meaning set forth in Section 3.6 of this Agreement.

“Closing” has the meaning set forth in Section 2.1 of this Agreement.

“Closing Date” has the meaning set forth in Section 2.1 of this Agreement.

“Closing Purchase Price Certificate” has the meaning set forth in Section 2.7(a) of this Agreement.

“Code” means the Internal Revenue Code of 1986, as amended or any successor statute, including effective date and transition rules, whether or not codified.

“Commission” means the United States Securities and Exchange Commission or any similar agency then having jurisdiction to enforce the Securities Act.

“Common Stock” has the meaning set forth in the recitals to this Agreement.

“Commonly Controlled Entity” means any entity which is under common control with the Company within the meaning of Code section 414(b), (c), (m), (o) or (t).

“Company” has the meaning set forth in the preamble to this Agreement.

“Company Business” has the meaning set forth in Section 12.1 of this Agreement.

“Company Cash” means the amount of cash and cash equivalents (determined in accordance with GAAP) held by the Company as of the close of business on the day prior to the Closing Date; provided, that the amount of such cash shall be reduced by the amount reflected on any checks written by the Company that have not yet cleared as of such date. For the avoidance of doubt, Company Cash may be a negative number.

“Company Intellectual Property” has the meaning set forth in Section 3.16(a) of this Agreement.

“Condition of the Company” means the assets, business, properties, operations or condition (financial or otherwise) of the Company and its Subsidiaries, taken as a whole.

“Contest” has the meaning set forth in Section 10.4(a) of this Agreement.

“Contractual Obligations” means, as to any Person, any provision of any security issued by such Person or of any agreement, undertaking, contract, indenture, mortgage, deed of trust or other instrument to which such Person is a party or by which it or any of its property is bound.

“Dispute Notice” has the meaning set forth in Section 2.7(b) of this Agreement.

“Disputing Seller” has the meaning set forth in Section 2.7(b) of this Agreement.

“Environmental Laws” means federal, state, local and foreign laws, principles of common laws, civil laws, regulations, and codes, as well as orders, decrees, judgments or injunctions, issued, promulgated, approved or entered thereunder relating to pollution, protection of the environment or public health and safety.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Estimated Closing Purchase Price Certificate” has the meaning set forth in Section 2.4(a) of this Agreement.

“Estimated Purchase Price” has the meaning set forth in Section 2.2 of this Agreement.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the Commission thereunder.

“Existing Indebtedness” has the meaning set forth in Section 3.23 of this Agreement.

“Expiration Date” means the eighteen (18) month anniversary of the Closing Date.

“Federal Net Operating Loss Carryforward” means the net operating loss of the Company as of the Closing Date that the Company is entitled to carry forward to reduce net income for federal income tax purposes in future tax years in accordance with IRS regulations, less any amount carried back by the Company and applied against past taxes paid.

“Financial Statements” has the meaning set forth in Section 3.9 of this Agreement.

“GAAP” means United States generally accepted accounting principles in effect from time to time.

“Governmental Authority” means the government of any nation, state, city, locality or other political subdivision thereof, any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, and any corporation or other entity owned or controlled, through stock or capital ownership or otherwise, by any of the foregoing.

“Intellectual Property” means, all as they exist anywhere in the world, (i) copyrights, including all renewals and extensions thereof, copyright registrations and applications for registration thereof, and non-registered copyrights; (ii) domain names, Internet addresses and other computer identifiers, web sites, web pages and similar rights and items; (iii) patents, patent applications, including any divisions, continuations, continuations-in-part, substitutions or reissues thereof, and statutory invention registrations, designs and improvements described and claimed therein, patentable inventions and other patent rights, whether or not patents are issued on such applications and whether or not such applications are modified, withdrawn or resubmitted; (iv) computer software programs, including all source code, object code, specifications, databases, designs and documentation related to such programs; (v) trademarks, service marks, trade dress, trade names, brand names, designs, logos, or corporate names, whether registered or unregistered, and all registrations and applications for registration thereof, and all goodwill associated therewith; and (vi) Trade Secrets.

“IP Licenses” has the meaning set forth in Section 3.16(b) of this Agreement.

“IRS” has the meaning set forth in Section 3.8(m) of this Agreement.

“Knowledge” means the actual knowledge of indicated person, or the knowledge such person would be reasonably expected to have after reasonable inquiry. For the avoidance of doubt, the parties agree that the term “knowledge” as used in this Agreement with an initial lower case “k” shall have the same meaning as the defined term, “Knowledge” with an initial uppercase “K”. In the case of any entity, “Knowledge” refers to the executive officers of such entity.

“Leased Real Property” has the meaning set forth in Section 3.7(b) of this Agreement.

“Liabilities” has the meaning set forth in Section 3.11 of this Agreement.

“Lien” means any mortgage, deed of trust, pledge, hypothecation, assignment, encumbrance, lien (statutory or other) or preference, priority, right or other security interest or preferential arrangement of any kind or nature whatsoever.

“Losses” has the meaning set forth in Section 9.1(a) of this Agreement.

“Material Adverse Effect” or “Material Adverse Change” means any effect or change that would be materially adverse to the business of the entity referred to, taken as a whole, provided that none of the following shall be deemed to constitute, and none of the following shall be taken into account in determining whether there has been, a Material Adverse Effect or Material Adverse Change: (a) any adverse change, event, development, or effect arising from or relating to (1) general business or economic conditions, including such conditions related to the business of Company or the Purchaser, (2) national or international political or social conditions, including the engagement by the United States in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack upon the United States, or any of its territories, possessions, or diplomatic or consular offices or upon any military installation, equipment or personnel of the United States, (3) financial, banking, or securities markets (including any disruption thereof and any decline in the price of any security or any market index), (4) changes in United States generally accepted accounting principles, (5) changes in laws, rules, regulations, orders, or other binding directives issued by any governmental entity, or (6) the taking of any action contemplated by this Agreement and the other agreements contemplated hereby, (b) any existing event, occurrence, or circumstance with respect to which Purchaser or Seller has knowledge as of the date hereof, (c) any adverse change in or effect on the business of the Company that is cured by Seller before the earlier of (1) the Closing Date and (2) the date on which this Agreement is terminated pursuant to §11.1 hereof, and (d) any adverse change or effect directly or primarily arising out of the execution and delivery of this Agreement, the transactions contemplated hereby or the public announcement thereof.

“NASDAQ” means the stock market of the National Association of Securities Dealers Automated Quotations system.

“Note” means the promissory note in the amount of $2,000,000 issued by the Company in favor of Seller in the form of Exhibit A, such Note to accrue simple interest at a rate of five percent (5%) per annum, and shall become due and payable one year following the Closing Date.

“Orders” has the meaning set forth in Section 3.4(a) of this Agreement.

“Ordinary Course of Business” shall mean the ordinary course of business consistent with past custom and practice (including with respect to frequency and amount).

“Person” means any individual, firm, corporation, partnership, trust, incorporated or unincorporated association, joint venture, joint stock company, limited liability company, Governmental Authority or other entity of any kind, and shall include any successor (by merger or otherwise) of such entity.

“Plan” means any employee benefit plan, arrangement, policy, program, agreement or commitment (whether or not an employee plan within the meaning of section 3(3) of ERISA), including, without limitation, any employment, consulting or deferred compensation agreement, executive compensation, change of control, bonus, incentive, pension, profit-sharing, thrift savings, retirement, stock option, stock purchase or severance pay plan, any life, health, disability or accident insurance plan, whether oral or written, whether or not subject to ERISA, which is maintained, contributed to (including arrangements that involve the mere forwarding of employee payroll deductions), the Company, any of its Subsidiaries or any Commonly Controlled Entity or with respect to which the Company, any of its Subsidiaries or by Commonly Controlled Entities may have any direct or indirect, actual or contingent liability.

“Post-Closing Taxes” has the meaning set forth in Section 10.2(b) of this Agreement.

“Post-Signing Returns” has the meaning set forth in Section 6.10(a) of this Agreement.

“Pre-Closing Taxable Periods” has the meaning set forth in Section 10.5(a) of this Agreement.

“Pre-Closing Taxes” has the meaning set forth in Section 10.2(a) of this Agreement.

“Purchase Price” means the aggregate amount paid to the Seller pursuant to the terms of Section 2.2 of this Agreement for the Purchased Shares.

“Purchased Shares” has the meaning set forth in the recitals to this Agreement.

“Purchaser” has the meaning set forth in the preamble to this Agreement.

“Purchaser Indemnified Party” has the meaning set forth in Section 9.1 of this Agreement.

“Purchaser Indemnifying Party” has the meaning set forth in Section 9.1 of this Agreement.

“Purchaser Specified Representations” has the meaning set forth in Section 9.4(a) of this Agreement.

“Real Property Leases” has the meaning set forth in Section 3.7(b) of this Agreement.

“Representatives” has the meaning set forth in Section 6.6 of this Agreement.

“Requirements of Law” means, as to any Person, any law, statute, treaty, rule, regulation, right, privilege, qualification, license or franchise or determination of an arbitrator or a court or other Governmental Authority or stock exchange, in each case applicable or binding upon such Person or any of its property or to which such Person or any of its property is subject or pertaining to any or all of the transactions contemplated or referred to herein.

“Reserve Amount” has the meaning set forth in Section 2.3(d).

“Restricted Period” has the meaning set forth in Section 12.1(a) of this Agreement.

“Restrictive Covenants” has the meaning set forth in Section 12.2 of this Agreement.

“Retiree Welfare Plan” means any welfare plan (as defined in Section 3(1) of ERISA) that provides benefits to current or former employees beyond their retirement or other termination of service (other than coverage mandated by Section 4980A of the Code, commonly referred to as “COBRA,” the cost of which is fully paid by the current or former employee or his or her dependents).

“SAS 100 Financial Statements” has the meaning set forth in Section 3.9 of this Agreement.

“SEC” is defined in the introductory paragraph to Article 3.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations of the Commission thereunder.

“Seller Indemnified Party” has the meaning set forth in Section 9.1 of this Agreement.

“Seller Indemnifying Party” has the meaning set forth in Section 9.1 of this Agreement.

“Seller” has the meaning set forth in the preamble to this Agreement.

“Shareholder Note” means the promissory note from the Company to Andrea L. Myer Living Trust, dated December 14, 2005 as modified pursuant to an Allonge to Promissory Note dated April 12, 2007, in the original principal amount of $947,000.

“Specified Representation” has the meaning set forth in Section 9.3 (a) of this Agreement.

“Stock Equivalents” means any security or obligation which is by its terms, directly or indirectly, convertible into or exchangeable or exercisable for shares of common stock or other capital stock of the Company, and any option, warrant or other subscription or purchase right with respect to common stock or such other capital stock.

“Straddle Period” has the meaning set forth in Section 10.6(a) of this Agreement.

“Subsidiaries” means, as of the relevant date of determination, with respect to any Person, a corporation or other Person of which 50% or more of the voting power of the outstanding voting equity securities or 50% or more of the outstanding economic equity interest is held, directly or indirectly, by such Person. Unless otherwise qualified, or the context otherwise requires, all references to a “Subsidiary” or to “Subsidiaries” in this Agreement shall refer to a Subsidiary or Subsidiaries of the Company.

“Target Company Cash” means an amount of Company Cash as specifically set forth in Schedule 1.1 attached hereto and incorporated herein by reference.

“Tax Indemnified Purchaser Party” has the meaning set forth in Section 10.2(a) of this Agreement.

“Tax Indemnified Seller Party” has the meaning set forth in Section 10.2(b) of this Agreement.

“Tax Loss” has the meaning set forth in Section 10.2(a) of this Agreement.

“Tax Returns” means any and all reports, returns, declarations, claims for refund, elections, disclosures, estimates, information reports or returns or statements required to be supplied to a Governmental Authority in connection with Taxes, including any schedule or attachment thereto or amendment thereof.

“Tax Sharing Agreements” has the meaning set forth in Section 3.8(i) of this Agreement.

“Taxes” means (i) any and all federal, state, provincial, local, foreign and other taxes, levies, fees, imposts, duties, and similar governmental charges (including any interest, fines, assessments, penalties or additions to tax imposed in connection therewith or with respect thereto) including, without limitation (x) taxes imposed on, or measured by, income, franchise, profits or gross receipts, and (y) ad valorem, value added, capital gains, sales, goods and services, use, real or personal property, capital stock, license, branch, payroll, estimated withholding, employment, social security (or similar), unemployment, compensation, utility, severance, production, excise, stamp, occupation, premium, windfall profits, transfer and gains taxes, and customs duties, and (ii) any transferee liability in respect of any items described in clause (i) above.

“Trade Secrets” means any trade secrets, research records, processes, procedures, manufacturing formulae, technical know-how, technology, blue prints, designs, plans, inventions (whether patentable and whether reduced to practice), invention disclosures and improvements thereto.

“Transaction Documents” means, collectively, this Agreement, Note and the Registration Rights Agreement.

“Transaction Expenses” has the meaning set forth in Section 6.7 of this Agreement.

“Transcend Common Stock” means the unregistered shares of common stock, $.05 par value, authorized by the Company.

“Transcend Stock Amount” has the meaning set forth in Section 2.3(c). “Permits” has the meaning set forth in Section 3.4(b) of this Agreement.

“Union” has the meaning set forth in Section 3.13(c) of this Agreement.

“WARN Act” has the meaning set forth in Section 3.14(l) of this Agreement.

ARTICLE II

PURCHASE AND SALE OF STOCK

Section 2.1 Closing; Closing Date. The closing of the sale and purchase of the Purchased Shares contemplated hereby (the “Closing”) shall take place at the Georgia offices of Womble Carlyle Sandridge & Rice, PLLC at 5:00 pm local time, or remotely via the exchange of executed documents and other closing deliverables, on August 31, 2009, or such other time or date as the parties may mutually agree in writing, provided that all of the conditions to the Closing set forth in Articles VII and VIII have been satisfied or waived by the party entitled to waive the same. The time and date upon which the Closing occurs is referred to as the “Closing Date.”

Section 2.2 Sale and Purchase of Shares. At the Closing, upon the terms and subject to the conditions of this Agreement and in reliance upon the representations, warranties and agreements of Seller contained herein, Seller shall sell to the Purchaser, and the Purchaser shall purchase from Seller, the Purchased Shares for $16,210,000 (i) decreased by any Existing Indebtedness of the Company as of the close of business on the Closing Date (except to the extent that the Existing Indebtedness is paid by Seller on the Closing Date), (ii) decreased by the amount, if any, by which Target Company Cash exceeds Company Cash as of the close of business on the Closing Date, (iii) increased by the amount, if any, by which Company Cash exceeds Target Company Cash as of the close of business on the Closing Date, and (iv) increased by thirty-four percent (34%) of the Federal Net Operating Loss Carryforward as of the close of business on the Closing Date. To facilitate the Closing, the amounts of Existing Indebtedness,

Company Cash and the Federal Net Operating Loss Carryforward shall be determined based on the Estimated Closing Purchase Price Certificate delivered pursuant to Section 2.4. The Estimated Purchase Price (as estimated in accordance with the preceding sentence, the “Estimated Purchase Price”) shall be paid in accordance with Section 2.3 and shall be subject to adjustment pursuant to Section 2.7.

Section 2.3 Payment of Purchase Price. At the Closing, the Purchaser shall deliver to Seller:

(a) cash, by wire transfer of immediately available funds, an amount equal to the sum of (A) the Estimated Purchase Price, less (B) the Reserve Amount, (C) the amount of the Note, and (D) the Transcend Stock Amount,

(b) the Note, in an amount equal to $2,000,000, and

(c) the Purchaser shall deliver to each Seller the Transcend Stock in an amount equal to $2,000,000 divided by the Average Stock Closing Price (the “Transcend Stock Amount”).

Within thirty (30) days of receipt of (i) two years of Audited Financial Statements, and (ii) the SAS 100 Financial Statements as of June 30, 2009, Purchaser shall deliver to Seller an amount equal to $2,000,000 (the “Reserve Amount”).

Section 2.4 Estimated Closing Purchase Price Certificate.

(a) One (1) Business Day prior to the Closing, Seller will furnish to the Purchaser a certificate signed by the chief executive officer of the Company (the “Estimated Closing Purchase Price Certificate”) setting forth a good faith estimate of (i) Company Cash, (ii) Existing Indebtedness, and (iii) the Federal Net Operating Loss Carryforward, in each case, calculated in accordance with this Agreement.

(b) The Estimated Closing Purchase Price Certificate shall be accompanied by all information reasonably necessary to determine Company Cash, Existing Indebtedness and the Federal Net Operating Loss Carryforward, to the extent the same can be then determined or estimated, and such other information as may be reasonably requested by the Purchaser.

Section 2.5 Deliveries at Closing by Seller. At the Closing, and upon satisfaction or waiver of the conditions set forth in Article VIII, Seller will, or will cause the Company and its Subsidiaries to, deliver or cause to be delivered the instruments, consents, certificates and other documents required of them by Article VII.

Section 2.6 Deliveries at Closing by the Purchaser.

At the Closing, and upon satisfaction or waiver of the conditions set forth in Article VII, the Purchaser will deliver or cause to be delivered the instruments, consents, certificates and other documents required of it by Article VIII.

Section 2.7 Determination of Closing Purchase Price.

(a) Within sixty (60) days after the Closing Date, the Purchaser will deliver to Seller a certificate (the “Closing Purchase Price Certificate”) executed by the Purchaser setting forth (i) an itemized statement of Company Cash of the Company as of the close of business on the day prior to the Closing Date, (ii) an itemized statement of Existing Indebtedness of the Company as of the Closing Date, (iii) a calculation of the Federal Net Operating Loss Carryforward, (iv) a calculation of the Purchase Price and (v) a calculation of the difference between the Estimated Purchase Price and the Purchase Price.

(b) If Seller delivers written notice (a “Dispute Notice”) to the Purchaser within ten (10) Business Days after receipt by Seller of the Closing Purchase Price Certificate, stating that Seller (the “Disputing Seller”) objects to any item in the Closing Purchase Price Certificate, specifying in reasonable detail the basis for such objection and setting forth the Disputing Seller’s proposed modification to such item, the Disputing Seller and the Purchaser will attempt to resolve and finally determine and agree upon such item as promptly as practicable. To the extent that any items that are components of the Estimated Purchase Price and the Purchase Price are not disputed, Seller, on the one hand, and the Purchaser, on the other hand, shall pay to the other party the difference between the Estimated Purchase Price and the Purchase Price, to the extent of such undisputed amounts, in the manner described in Section 2.7(e).

(c) If the Disputing Seller and the Purchaser are unable to agree upon the Purchase Price within ten (10) Business Days after delivery of the Dispute Notice, an independent, nationally recognized accounting firm reasonably acceptable to each of the Disputing Seller and the Purchaser, will resolve the amount of the Purchase Price. If the Purchaser and the Disputing Seller are unable to agree upon the selection of an accounting firm, the accounting firm shall be chosen by the American Arbitration Association. The accounting firm will make a determination of the Purchase Price. The accounting firm shall address only those items in dispute and may not determine a Purchase Price greater than the greatest price claimed by either party or smaller than the smallest price claimed by either party. The determination of the accounting firm will be made within sixty (60) days after being selected and shall constitute an arbitral award that is final, binding and non-appealable and upon which a judgment may be entered by a court having jurisdiction thereover. The fees, costs and expenses of the accounting firm will be borne pro rata as between the Disputing Seller, on the one hand, and the Purchaser, on the other hand, in proportion to the final allocation made by such accounting firm of the disputed items in relation to the claims made by the Disputing Seller and the Purchaser, such that the prevailing party pays the lesser proportion of such fees, costs and expenses.

(d) If Seller does not deliver a Dispute Notice to the Purchaser within fifteen (15) days after receipt by Seller of the Closing Purchase Price Certificate, the Purchase Price specified in the Closing Purchase Price Certificate will be conclusively presumed to be true and correct in all respects and will be final and binding upon the parties.

(e) At such time as the Purchase Price is finally determined or as agreed to by the Purchaser and Seller, either (i) the Purchaser shall pay Seller the excess, if any, of the Purchase Price over the Estimated Purchase Price or (ii) Seller shall pay to the Purchaser the excess, if any, of the Estimated Purchase Price over the Purchase Price. Any payments made under this Section 2.7(e) shall be made within three (3) Business Days following determination that such payment is required to be made hereunder, by wire transfer of immediately available funds. No adjustment to the Purchase Price pursuant to this Section 2.7 shall be considered a breach of any representation, warranty or other provision of this Agreement.

(f) The Purchaser will cause Seller and its accountants, lawyers and representatives to be given full access at all reasonable times to (and shall be allowed to make copies of) the books and records of the Company and its Subsidiaries and to any personnel of the Company or its Subsidiaries reasonably requested by such persons, in each case in connection with the final determination of the Purchase Price or any dispute relating thereto.

Section 2.8 Securities Law Compliance. Notwithstanding anything to the contrary herein, all issuances of Transcend Common Stock, warrants or other equity in connection with the transactions contemplated herein will be subject to a determination by the Company, prior to issuance, that such shares, warrants or other equity may be issued by the Company pursuant to valid exemptions from registration under applicable state and federal securities laws.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF SELLER

AS TO THE COMPANY

Seller represents and warrants to the Purchaser as follows:

Section 3.1 Corporate Existence and Power. The Company (a) is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its formation; (b) has all requisite corporate power and authority to own and operate its property, to lease the property it operates as lessee and to conduct the business in which it is currently, or is proposed to be, engaged; and (c) is duly qualified as a foreign entity, licensed and in good standing under the laws of each jurisdiction in which its ownership, lease or operation of property or the conduct of its business requires such qualification, except where the failure to so qualify would not have a Material Adverse Effect.

Section 3.2 Charter Documents and Corporate Records. The Seller has heretofore delivered to the Purchaser true and complete copies of the articles of incorporation and by-laws, or comparable instruments, of the Company and its Subsidiaries as in effect on the date hereof. The minute books, or comparable records, of the Company and its Subsidiaries heretofore have been made available to the Purchaser for its inspection and contain true and complete records of all meetings and consents in lieu of meeting of the board of directors (and any committee thereof), or comparable governing body, and shareholders or members thereof since inception and accurately reflect all transactions referred to in such minutes and consents in lieu of a meeting. The stock books, or comparable records, of the Company and its Subsidiaries heretofore have been made available to the Purchaser for its inspection and are true and complete.

Section 3.3 No Default or Breach; Contractual Obligations. The Company has not received written or oral notice of a default and is in not in default under, or with respect to, any Contractual Obligation nor does any condition exist that with notice or lapse of time or both would constitute a default thereunder. Schedule 3.3 lists all of the Contractual Obligations to which the Company is a party, whether written or oral, and the Purchaser has received true and complete copies of same (or detailed descriptions of any oral Contractual Obligations). All of such Contractual Obligations are valid, subsisting, in full force and effect and binding upon parties thereto and will continue to be so on identical terms following the consummation of the transactions contemplated herein, and the Company has paid in full or accrued all amounts due thereunder and has satisfied in full or provided for all of its liabilities and obligations thereunder. To the Seller’s Knowledge, no other party to any such Contractual Obligation is in default thereunder, nor to the Seller’s Knowledge, does any condition exist that with notice or lapse of time or both would constitute a default by such other party thereunder. Except for the Office Building Lease, dated May 17, 1993, by and between Professional Equity Limited Partnership and Seller, each of the Contractual Obligations listed in Schedule 3.3 (i) contains no restrictions applicable to a change of control of the Company, and (ii) contains no acceleration termination or notice provisions effective upon a change of control of the Company.

Section 3.4 Compliance with Laws, Etc.

(a) The Company is in compliance with all Requirements of Law and the regulations promulgated thereunder, except where the failure to so comply would not have a Material Adverse Effect. The Company is in compliance with all judgments, injunctions, writs, awards, decrees or orders of any nature (collectively, “Orders”) of any Governmental Authority issued by any court or Governmental Authority against the Company in all respects. To the Seller’s Knowledge, there is no existing or proposed Requirement of Law which could reasonably be expected to prohibit or restrict the Company from, or otherwise have a Materially Adversely Effect on the Company in, conducting its business in any jurisdiction in which it now conducts or proposes, to conduct its business.

(b) (i) The Company has all licenses, permits and approvals of any Governmental Authority (collectively, “Permits”) that are necessary for the conduct of the business of the Company or its Subsidiaries, except where such failure would not have a Material Adverse Effect; (ii) such Permits are in full force and effect; and (iii) no violations are or have been recorded in respect of any Permit. Each employee of the Company and its Subsidiaries has all permits required for the conduct of the business conducted by such employee.

(c) No material expenditure is presently required by the Company or its Subsidiaries to comply with any existing Requirement of Law or Order.

Section 3.5 Capitalization.

(a) The authorized capital stock of the Company consists of one hundred thousand shares of Common Stock, of which nine hundred sixty shares are issued and outstanding. All of the outstanding shares of Common Stock are duly authorized, validly issued, fully paid and non-assessable. No other class of capital stock or other ownership interests of the Company is authorized or outstanding. Schedule 3.5(a) sets forth a true and complete list of all stockholders of the Company and, opposite the name of each stockholder, the amount of Common Stock owned by such stockholder. There is no outstanding right, subscription, warrant, call, unsatisfied preemptive right, option or other agreement of any kind to purchase or otherwise receive from the Company or the Seller any of the outstanding, authorized but unissued, unauthorized or treasury shares of the capital stock or any other security of the Company, and there is no outstanding security of any kind of the Company convertible into any such capital stock.

(b) The Company has no Subsidiaries.

Section 3.6 Litigation. Except as set forth on Schedule 3.6, there are no actions, suits, proceedings, claims, complaints, disputes, arbitrations or investigations (collectively, “Claims”) pending or, to the Seller’s Knowledge, threatened, at law, in equity, in arbitration or before any Governmental Authority against the Company nor is the Company aware that there is any basis for any of the foregoing. The foregoing includes, without limitation, Claims pending or, to the Seller’s Knowledge, threatened, and includes any basis for such Claims known by the Company involving the prior employment of any of the employees of the Company, their use in connection with the business of the Company of any information or techniques allegedly proprietary to any of their former employers or their obligations under any agreements with prior employers.

Section 3.7 Real Estate.

(a) No Ownership of Real Property. The Company owns no real property and has not owned any real property during the past twelve (12) months.

(b) Leased Properties. Schedule 3.7(b) is a true, correct and complete schedule of all leases and other agreements (collectively, the “Real Property Leases”) under which the Company uses or occupies or has the right to use or occupy, now or in the future, any real property (the land, buildings and other improvements covered by the Real Property Leases being herein called the “Leased Real Property”). The Seller has heretofore delivered to, or caused the Company to have heretofore delivered to, the Purchaser true, correct and complete copies of all Real Property Leases (including all modifications, amendments and supplements). Each Real Property Lease is valid, binding and in full force and effect, all rent and other sums and charges payable by the Company or its Subsidiaries as tenant thereunder are current, no written notice of default under any Real Property Lease has been received by the Company which remains uncured, no written termination notice under any Real Property Lease has been received by the Company, and no uncured material default on the part of the Company or the landlord, exists under any Real Property Lease.

(c) Entire Premises. All of the land, buildings, structures and other improvements used by the Company in the conduct of its business are included in the Leased Real Property.

(d) Space Leases. Except as set forth on Schedule 3.7(d), no person or entity has been granted by the Company pursuant to a written agreement or pursuant to any other agreement, oral or otherwise, any right to the possession, use, occupancy or enjoyment of the Leased Real Property or any portion thereof.

(e) No Options. Neither the Seller nor the Company owns or holds, or is obligated under or a party to, any option, right of first refusal or other contractual right to purchase, acquire, sell, dispose of or lease the Leased Real Property or any portion thereof or interest therein.

(f) Condemnation. Neither the Company nor its Subsidiaries has received written notice, or, to the knowledge of the Company, any other notice, oral or otherwise, of any sale or other disposition of the Leased Real Property or any part thereof.

Section 3.8 Taxes.

(a) All Tax Returns required to be filed by or with respect to the Company have been properly prepared and timely filed, and all such Tax Returns (including information provided therewith or with respect to thereto) are true, complete and correct in all respects.

(b) The Company has fully and timely paid all Taxes owed by such companies (whether or not shown on any Tax Return), and have made adequate provision for any Taxes that are not yet due and payable, for all taxable periods, or portions thereof, ending on or before the date hereof.

(c) Taxable income to the Company has been apportioned correctly to all states with customers, employees, statutory employees or property in accordance with the applicable laws of those states; all applicable sales tax has been properly billed to customers and remitted to the states that tax medical transcription services; and all use tax has been properly remitted to states on all taxable purchases for which the vendor did not charge sales tax.

(d) The Company has given or otherwise made available to Purchaser true, correct and complete copies of all Tax Returns, examination reports and statements of deficiencies for taxable periods, or transactions consummated, for which the applicable statutory periods of limitations have not expired.

(e) There are no outstanding agreements extending or waiving the statutory period of limitations applicable to any claim for, or the period for the collection or assessment or reassessment of, Taxes due from the Company for any taxable period and no request for any such waiver or extension is currently pending.

(f) Except as set forth on Schedule 3.8(f), no audit or other proceeding by any Governmental Authority is pending or threatened in writing with respect to any Taxes due from or with respect to the Company, no Governmental Authority has given notice of any intention to assert any deficiency or claim for additional Taxes against the Company, and no claim has been made by any Governmental Authority in a jurisdiction where the Company and its Subsidiaries does not file Tax Returns that it is or may be subject to taxation by that jurisdiction, and all deficiencies for Taxes asserted or assessed against the Company have been fully and timely paid, settled or properly reflected in the Audited Financial Statements.

(g) There are no Liens for Taxes upon the assets or properties of the Company, except for statutory Liens for current Taxes not yet due.

(h) The Company has not taken any reporting position on a Tax Return, which reporting position (i) if not sustained would be reasonably likely, absent disclosure, to give rise to a penalty for substantial understatement of federal income Tax under Section 6662 of the Code (or any similar provision of state, local, or foreign Tax law), and (ii) has not adequately been disclosed on such Tax Return in accordance with Section 6662(d)(2)(B) of the Code (or any similar provision of state, local, or foreign Tax law).

(i) The Company is not a party to any agreement relating to the sharing, allocation or indemnification of Taxes, or any similar agreement, contract or arrangement, (collectively, “Tax Sharing Agreements”) or has any liability for Taxes of any Person (other than members of the affiliated group, within the meaning of Section 1504(a) of the Code, filing consolidated federal income tax returns of which the Company is the common parent) under Treasury Regulation § 1.1502-6, Treasury Regulation § 1.1502-78 or similar provision of state, local or foreign law, as a transferee or successor, by contract, or otherwise.

(j) The Company has withheld (or will withhold) from its employees, statutory employees, independent contractors, creditors, stockholders and third parties and timely paid to the appropriate Governmental Authority proper and accurate amounts in all respects for all periods ending on or before the Closing Date in compliance with all Tax withholding and remitting provisions of applicable laws and have each complied in all respects with all Tax information reporting provisions of all applicable laws.

(k) The Company has not constituted a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of shares qualifying for tax-free treatment under Section 355 of the Code (i) in the two (2) years prior to the date of this Agreement or (ii) in a distribution that could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with this acquisition.

(l) Except as set forth on Schedule 3.8(l), the Company has not agreed, or is not required to make, any adjustment under Section 481(a) of the Code, and no Governmental Authority has proposed any such adjustment or change in accounting method.

(m) Any adjustment of Taxes of the Company made by the Internal Revenue Service (the “IRS”), which adjustment is required to be reported to the appropriate state, local, or foreign Governmental Authorities, has been so reported.

(n) The Company has not executed or entered into a closing agreement pursuant to Section 7121 of the Code or any similar provision of state, local or foreign law, and the Company is not subject to any private letter ruling of the IRS or comparable ruling of any other Governmental Authority.

(o) There is no contract, agreement, plan, or arrangement covering any person that, individually or collectively, could give rise to the payment of any amount that would not be deductible by Purchaser, or the Company by reason of Section 280G of the Code.

(p) The Company has not, in the past ten years, (i) acquired assets from another corporation in a transaction in which such acquiring corporation’s Tax basis for the acquired assets was determined, in whole or in part, by reference to the Tax basis of the acquired assets (or any other property) in the hands of the transferor or (ii) acquired the stock of any corporation which is a qualified subchapter S subsidiary.

Section 3.9 Financial Statements. Prior to the Closing, the Company has delivered to the Purchaser the compiled financial statements of the Company (balance sheet and statements of operations, cash flow and stockholders’ equity, together with the notes thereto) for the fiscal years ended March 31, 2007 and March 31, 2008, in the case of the March 31, 2008 statement, in draft form (the “Compiled Financial Statements”) and within 60 days after Closing will deliver to the Purchaser: (i) audited financial statements of the Company (balance sheet and statements of operations, cash flow and stockholders’ equity, together with the notes thereto) for the fiscal years ended March 31, 2008 and March 31, 2009 (the “Audited Financial Statements”); and (ii) the unaudited financial statements of the Company (balance sheet and statements of operations) for the fiscal period ended June 30, 2009 which have been prepared in accordance with SAS 100 procedures (the “SAS 100 Financial Statements” and, together with the Compiled Financial Statements and the Audited Financial Statements, the “Financial Statements”). The Financial Statements are complete and correct in all respects and have been prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated and with each other, except that the SAS 100 Financial Statements may be subject to year end adjustments. The Audited Financial Statements and SAS 100 Financial Statements fairly represent the financial condition, operating results and cash flows of the Company as of the respective dates and for the respective periods indicated in accordance with GAAP.

Section 3.10 No Material Adverse Change; Ordinary Course of Business. Except as set forth in Schedule 3.10 since March 31, 2009, (a) there has not been any Material Adverse Change, nor is any such change reasonably expected, in the Condition of the Company, (b) the Company has not participated in any transaction material to the Condition of the Company or otherwise acted outside the Ordinary Course of Business, (c) the Company has not entered into any Contractual Obligation, other than in the Ordinary Course of Business, and (d) there has not occurred a material change in the accounting principles or practice of the Company except as required by reason of a change in GAAP.

Section 3.11 Liabilities. As of March 31, 2009, the Company did not have any material direct or indirect indebtedness, liability, Claim, loss, damage, deficiency, obligation or responsibility, known or unknown, fixed or unfixed, choate or inchoate, liquidated or unliquidated, secured or unsecured, accrued, absolute, contingent or otherwise, whether or not of a kind required by GAAP to be set forth on a financial statement or in the notes thereto (“Liabilities”) that were not fully and adequately reflected or reserved against on the balance sheet included in the Financial Statements or described on any Schedule or in the notes to the Financial Statements. Except as set forth on Schedule 3.11, the Company has not, except in the Ordinary Course of Business, incurred any material Liabilities since March 31, 2009. Neither the Company nor the Seller have any knowledge of any circumstance, condition, event or arrangement that may hereafter give rise to any Liabilities of the Company or any successor to its business except in the ordinary course of business or as otherwise set forth on Schedule 3.11.

Section 3.12 Commercial Relationships. Except as set forth in Schedule 3.12, none of the top twenty (by revenue or expense for the five-month period ended August 31, 2009) customers or suppliers of the Company and its Subsidiaries taken as a whole has terminated or materially adversely modified its relationship with the Company, or given written notice of its intent to terminate or materially adversely modify such relationship, or given written notification of dissatisfaction with services provided by the Company in any event since March 31, 2009. Except where the failure to do so would not have a Material Adverse Effect, since March 31, 2009 transcribed documents have (i) been delivered within the required timeframes in accordance with contractual obligations of the Company and its Subsidiaries, and (ii) met contractual quality standards. All penalties imposed on the Company and its Subsidiaries for failing to meet contractual delivery deadlines and quality standards have been paid or accrued as of the Close Date. All penalties imposed on the Company for failing to meet contractual delivery deadlines and quality standards have been paid or accrued as of the Close Date.

Section 3.13 Labor and Employment Matters.

(a) Schedule 3.13(a) hereto contains a complete and accurate list of all employees (including statutory employees) of the Company who for the year ending March 31, 2009 were paid annual aggregate compensation in excess of $35,000, showing the position, annual base salary and bonus potential for each such employee.

(b) (i) The Company is not engaged in any unfair labor practice, (ii) there is no, and during the past three years there has not been any, labor strike, picketing of any nature, labor dispute, slowdown or any other concerted interference with normal operations, stoppage or lockout, in each case involving the employees of the Company, nor, to the Knowledge of the Seller, is any such labor strike, picketing, labor dispute, slowdown, concerted interference, stoppage or lockout threatened against or otherwise materially affecting the Company its business.

(c) During the past two years, the Company has not had any duty to bargain with any union or labor organization or other person purporting to act as exclusive bargaining representative of any employees of the Company (“Union”), with respect to the wages, hours or other terms and conditions of employment of any such employee and no Union claims or demands to, and during the past two years has not claimed or demanded to, represent, and there are no, and during the past two years there have been no, organizational campaigns in progress with respect to, any of the employees of the Company or its business. There is no collective bargaining agreement or other Contract with any Union, or work rules or practices agreed to with any Union, binding on the Company with respect to any employees of the Company or its business.

(d) The Company is in material compliance with all applicable Requirements of Law and regulations respecting labor, employment, fair employment practices, work place safety and health, terms and conditions of employment, and wages and hours.

(e) The Company is not delinquent in any payments to any employee of the Company for any wages, salaries, commissions, bonuses, overtime pay, minimum wages, fees or other direct compensation due and payable with respect to any services performed for it to the date hereof or amounts required to be reimbursed to such employees.

(f) There are no formal or informal grievances, complaints or charges with respect to employment or labor matters (including charges of employment discrimination, retaliation or unfair labor practices) pending or, to the knowledge of the Company, threatened in any judicial, regulatory or administrative forum, or under any private dispute resolution procedure, to which the Company is a party.

(g) The Company has not received written or oral notice that any of the employment policies or practices of the Company are currently being audited or investigated and the employment policies or practice of the Company are not subject to audit or investigation by any Governmental Authority.

(h) The Company is not subject to any order or private settlement contract in respect of any labor or employment matters.

(i) The Company is, and at all times has been, in compliance in all material respects with the requirements of the Immigration Reform Control Act of 1986 and consummation of the transactions contemplated by this Agreement will not adversely affect the authority of any employee of the Company to work in the United States.

(j) Except for contracts with certain executive officers of the Company, listed on Schedule 3.13(j) hereof and which provide for a term of employment for such executive officers, all Employees are employed at-will.

(k) Except as set forth in Schedule 3.13(k), the Company has no policy, plan or program of paying severance pay or any form of severance compensation in connection with the termination of any employee of the Company.

(l) The Company is not subject to any affirmative action obligations under any Requirements of Law, including Executive Order 11246, and is not a government contractor for purposes of any Requirements of Law with respect to the terms and conditions of employment, including the Service Contracts Act or prevailing wage laws.

(m) Except in the Ordinary Course of Business, the Company does not engage the services of any individual or individuals as independent contractors, consultants, temporary employees, leased employees or other servants or agents that the Company classifies as other than employees or compensates other than through wages paid by the Company or any of its Subsidiaries and reported on a form W-4.

(n) The Company has correctly paid all state unemployment insurance for all employees, including statutory employees, in all states.

(o) The Company has correctly paid all workers compensation insurance for all employees, including statutory employees.

(p) Since June 30, 2009, except as disclosed in Schedule 3.13(p), there have been no salary increases, bonuses or other compensation paid or promised (verbally or otherwise) to any employee or statutory employee above and beyond compensation received in the three months ended June 30, 2009.

(q) For all purposes of this Agreement, references to “employees” shall also apply to statutory employees unless otherwise stated.

Section 3.14 Employee Benefit Plans.

(a) Schedule 3.14(a)(i) hereto lists each Plan. Schedule 3.14(a)(ii) hereto identifies each of the Plans which constitutes an “employee benefit plan” as defined in Section 3(3) of ERISA. The Company, nor any Commonly Controlled Entity has any formal commitment, or intention communicated to employees, to create any additional Plan or make any material amendment or modification to any existing Plan.

(b) With respect to each of the Plans, the Company has delivered or made available to the Purchaser true and complete copies of each of the following documents, if applicable: (i) all plan documents (including all amendments and modifications thereof) and in the case of binding oral Plans, a written description thereof, and in either case all related agreements including the trust agreement and amendments thereto, insurance contracts, and investment management agreements; (ii) the last three filed Form 5500 series and all schedules thereto, as applicable; (iii) the current summary plan descriptions and all material modifications thereto; (iv) the three most recent trustee reports; (v) copies of any private letter rulings, requests and applications for determination and determination letters issued with respect to the Plans within the past five years; (vi) the three most recent (A) audited financial statements and (B) actuarial valuation reports; (vii) for the last three years, all correspondence with any Governmental Authority regarding the operation or the administration of any Plan; and (viii) the most recent nondiscrimination tests performed under ERISA and the Code (including 401(k) and 401(m) tests).

(c) None of the Plans is subject to Section 412 of the Code, Section 302 of ERISA, or Title IV of ERISA or is a “multiemployer plan” as defined in Section 3(37) of ERISA. Neither the Company nor any Commonly Controlled Entity has at any time within the six-year period ending on the date hereof maintained or contributed to, and has not been obligated to contribute to, any plan subject to Section 412 of the Code, Section 302 of ERISA, or Title IV of ERISA or such a multiemployer plan.

(d) Each Plan has been operated and administered (i) in accordance with its terms and (ii) in material compliance with the applicable Requirements of Law including, but not limited to, ERISA and the Code. Each Plan which is intended to be qualified under Section 401(a) of the Code and each related trust which is intended to be qualified under Section 501(a) of the Code has received a favorable determination letter from the Internal Revenue Service and to the Knowledge of the Company, there are no circumstances that are reasonably likely to result in such plan or related trust failing to be so qualified. There is no pending or, to the Knowledge of the Company, threatened audit by any Governmental Authority, litigation or other proceeding relating to any of the Plans, any fiduciary thereof or service provider thereto, nor, to the Knowledge of the Company, is there any reasonable basis for any of the foregoing to be initiated. The Company has not engaged in a transaction with respect to any Plan that, assuming the taxable period of such transaction expired as of the date hereof, could subject the Company or any Plan to a material Tax or penalty imposed by either Section 4975 of the Code or Section 502(i) of ERISA. No action has been taken with respect to any of the Plans to either terminate any of such Plans or to cause distributions, other than in the ordinary course of business to participants under such Plans.

(e) Each Plan that is an “employee pension benefit plan” within the meaning of Section 3(2) of ERISA and that is not intended to be qualified under Section 401(a) of the Code is (x) exempt from Parts 2, 3 and 4 of Title I of ERISA as an unfunded plan that is maintained primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees, as described in Sections 201(2), 301(a)(3) and 401(a)(1) of ERISA; and (y) either (I) has complied and continues to comply with all reporting and disclosure requirements of Part 1 of Title I of ERISA, or (II) has satisfied the alternative method for such compliance set forth in 29 C.F.R. § 2520.104-23.

(f) Within the past six years, neither the Company, any Commonly Controlled Entity, or any employee of the Company or Commonly Controlled Entity, has engaged in a “prohibited transaction” within the meaning of Section 406 of ERISA or Section 4975 of the Code, nor has any such person breached any duty imposed by Title I of ERISA, with respect to any Plan. To the Knowledge of the Company, no other person has engaged in such a prohibited transaction or breach. Within the past six years, (i) none of the Company, or any Commonly Controlled Entity has handled “plan assets” as that term is defined in applicable guidance of the United States Department of Labor; and (ii) all employee elective deferrals that the Company, or any Commonly Controlled Entity was responsible for forwarding to a Plan have been forwarded timely in accordance with 29 C.F.R. § 2510.3-102.

(g) All insurance premiums under any insurance policy related to a Plan, all contributions (including all employer contributions and employee salary reduction contributions), and all liabilities and expenses of the Company in respect of any Plan for any period up to and including the Closing Date have been made, paid, or accrued and booked on or before the Closing Date, and with respect to any such insurance policy or premium payment obligation, neither the Company nor any Commonly Controlled Entity is subject to a retroactive rate adjustment, loss sharing arrangement or other actual or contingent liability.

(h) Each Plan which is a “group health plan” within the meaning of Section 5000(b)(1) of the Code and Section 607(l) of ERISA has been administered in material compliance with, and the Company has otherwise complied in all material respects with, (i) the requirements of the Health Insurance Portability and Accountability Act of 1996 and the regulations promulgated thereunder; (ii) the requirements of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, and the regulations promulgated thereunder; and (iii) the Medicare Secondary Payor Provisions of Section 1862 of the Social Security Act and the regulations promulgated thereunder.

(i) No Plan is a Retiree Welfare Plan.

(j) The consummation of the transactions contemplated by this Agreement will not (or will not upon termination of any individual’s employment within a fixed period of time following such consummation) (i) entitle any employee, director or consultant to severance pay, unemployment compensation or any other payment, (ii) accelerate the time of payment or vesting or increase the amount of payment with respect to any compensation due to any employee, director or consultant or (iii) result in any payment which could constitute an “excess parachute payment” within the meaning of Section 280G of the Code.

(k) The Company has no liability, whether absolute or contingent, including any obligations under any Plan, with respect to any misclassification of any person as an independent contractor rather than as an employee.

(l) The Company has not incurred any liability or obligation under the Worker Adjustment and Retraining Notification Act, and the regulations promulgated thereunder (the “WARN Act”), or any similar state or local law which remains unsatisfied.

Section 3.15 Title to Assets. The Company owns and has good, valid, and marketable title to all of its properties and assets used in its business and reflected as owned on the Financial Statements or so described in any Schedule hereto (collectively, the “Assets”), in each case free and clear of all Liens, except for the personal assets of the Seller which are specifically described on Schedule 3.15 which shall be removed from the Company’s offices prior to the Closing.

Section 3.16 Intellectual Property.

(a) The Company (i) owns, (ii) otherwise has the right pursuant to a valid written license, sublicense or other agreement, or (iii) has public domain or other legal access without need of a license, lease or consent of any third party, to all Intellectual Property owned by the Company and/or used in connection with the business of the Company as presently conducted or contemplated (the “Company Intellectual Property”), free and clear of all Liens.

(b) Schedule 3.16(b) sets forth a true and complete list of all (i) registrations, issuances, filings and applications for any Intellectual Property owned or filed by the Company and (ii) all licenses of or other agreements granting rights in Intellectual Property to which the Company is a party (“IP Licenses”). All such items of Intellectual Property are valid, subsisting, enforceable, in full force and effect, and have not been or are not, as applicable, cancelled, expired, abandoned or otherwise terminated. All of the IP Licenses are valid, subsisting, in full force and effect and binding upon the Company and the other parties thereto in accordance with their terms. No event has occurred or condition or set of circumstances exists that (with or without notice or lapse of time or both), directly or indirectly, (A) may contravene, conflict with or result in a violation or breach of, or constitute a default under, any such IP License, (B) may give any Person the right to declare a default or exercise any remedy under any such IP License, (C) may give any Person the right of consent, termination, amendment, modification, purchase, cancellation or acceleration of any obligation under any such IP License or (D) may result in the loss of any property, rights or benefits under, or result in the imposition of any additional obligations under, any such IP License.

(c) The Company has taken reasonable precautions to protect the secrecy, confidentiality, and value of its Trade Secrets and the proprietary nature and value of its Intellectual Property.

(d) None of the Intellectual Property, business operations, products or services owned, used, developed, provided, sold, licensed, imported or otherwise exploited by the Company, nor the conduct of the Company’s business infringes upon, misappropriates or otherwise violates any Intellectual Property rights of others.

(e) To the Seller’s Knowledge, no Person is infringing upon or otherwise violating the Intellectual Property rights of the Company.

(f) There are no Claims pending or, to the Knowledge of the Company, threatened, and there is no fact, event, condition or circumstance that, directly or indirectly, may give rise to or serve as a basis for the commencement of any Claim, (i) contesting the right of the Company to use, make, have made, sell, offer to sell, import, license or otherwise exploit any of the Company’s products or services currently or previously made, sold, offered for sale, licensed, imported, made available to any Person, or used or otherwise exploited, by the Company or (ii) opposing or attempting to cancel any rights of the Company in or to any of its Intellectual Property.

(g) After the consummation of the contemplated transactions, Purchaser will own all right, title, and interest in and to or have a valid written license to use all Company Intellectual Property on identical terms and conditions as the Company enjoyed immediately prior to such transactions.

Section 3.17 Affiliate Transactions. Except as set forth on Schedule 3.17, the Company is not a party to any agreement with or for the benefit of any Seller, or any Affiliate or family member of any Seller and the Company has no obligations, contingent or otherwise, to any such person. None of the Seller, any Affiliate or family member of any Seller or any officer or director of the Company possess, directly or indirectly, any financial interest in, or is a director, officer or employee of, any Person which is a material supplier, customer, lessor, lessee, or competitor of the Company. Ownership of five percent (5%) or less of any class of securities of a company whose securities are registered under the Exchange Act shall not be deemed to be a financial interest for purposes of this Section 3.17.

Section 3.18 Privacy of Customer Information. The Company does not use any of the customer information it receives in an unlawful manner, or in a manner violative of the Company’s privacy policy or the privacy rights of its customers. The Company has not collected any customer information in an unlawful manner or in violation of its privacy policy. The Company has adequate security measures in place to protect the customer information it receives and which it stores in its computer systems from illegal use by third parties or use by third parties in a manner violative of the rights of privacy of its customers.

Section 3.19 Trade Relations. There exists no actual or, to the Knowledge of the Company, threatened termination, cancellation or limitation of, or any adverse modification or change in, the business relationship of the Company, or the business of the Company, with any customer or supplier or any group of customers or suppliers whose purchases or inventories provided to the business of the Company are individually or in the aggregate material to the Condition of the Company, and there exists no present condition or state of fact or circumstances that would adversely affect the Condition of the Company or prevent the Company from conducting such business relationships or such business with any such customer, supplier or group of customers or suppliers in the same manner as heretofore conducted by the Company.

Section 3.20 Insurance. Schedule 3.20 lists all of the insurance policies held by or on behalf of the Company, with the effective date and coverage amounts indicated thereon. Such policies and binders are valid and enforceable in accordance with their terms and are in full force and effect and cover all risks associated with the business of the Company and its Subsidiaries that are customarily insured against in the industry. None of such policies will be affected by, or terminate or lapse by reason of, any transaction contemplated by this Agreement or any of the other Transaction Documents.

Section 3.21 Environmental Matters. The Company is and has been in material compliance with all applicable Environmental Laws. There is no civil, criminal or administrative judgment, action, suit, demand, claim, hearing, notice of violation, investigation, proceeding, notice or demand letter pending or, to the knowledge of the Company, threatened against the Company pursuant to Environmental Laws; and there are no past or present events, conditions, circumstances, activities, practices, incidents, agreements, actions or plans which could reasonably be expected to prevent compliance with, or which have given rise to or will give rise to liability under, Environmental Laws.

Section 3.22 Accounting Records; Internal Controls.

(a) The Company maintains accurate books and records reflecting its assets and liabilities and maintains, in the reasonable judgment of the Company, proper and adequate internal accounting controls which provide reasonable assurance that (i) material transactions are executed with management’s authorization; (ii) transactions are recorded as necessary to permit preparation of the consolidated financial statements of the Company and to maintain accountability for the assets of the Company; and (iii) accounts, notes and other receivables and inventory are recorded accurately, and proper and adequate procedures are implemented to effect the collection thereof on a current and timely basis.

(b) There have been no disclosures (written or otherwise) by any representative of the Company to the Company’s independent auditors relating to (i) any significant deficiencies in the design or operation of internal controls which would adversely affect the ability of the Company to record, process, summarize and report financial data and any material weaknesses in internal controls and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in the internal control over financial reporting of the Company.

Section 3.23 Existing Indebtedness. As of the date of this Agreement and as of the Closing, (i) all indebtedness of or any obligation of the Company (whether as obligor or as guarantor) for borrowed money, whether current, short-term, or long-

term, secured or unsecured, (ii) all indebtedness of the Company (whether as obligor or as guarantor) for the deferred purchase price for purchases of property outside the ordinary course which is not evidenced by trade payables, (iii) all lease obligations of the Company (whether as obligor or as guarantor) (not including capital leases), (iv) all off-balance sheet financings of the Company (whether as obligor or as guarantor) including, without limitation, synthetic leases and project financing, (v) any payment obligations of the Company (whether as obligor or as guarantor) in respect of banker’s acceptances or letters of credit (other than stand-by letters of credit in support of ordinary course trade payables), (vi) any liability of the Company (whether as obligor or as guarantor) with respect to interest rate swaps, collars, caps and similar hedging obligations, (vii) any present, future or contingent obligations of the Company under (A) any phantom stock or equity appreciation rights, plan or agreement, (B) any consulting, deferred pay-out or earn-out arrangements in connection with the purchase of any business or entity, (C) any non-competition agreement, (viii) any accrued or earned bonuses and payroll taxes thereon, including, without limitation, said employee bonuses set forth on Schedule 3.13(p), (ix) any accrued Taxes other than payroll Taxes accrued in the ordinary course of business, (x) any accrued and unpaid interest or any contractual prepayment premiums, penalties or similar contractual charges resulting from the transactions contemplated by this Agreement or the discharge of such obligations with respect to any of the foregoing, (xi) all indebtedness of or any obligation of the Company owed to the Seller or to any affiliate of the Seller not canceled pursuant to Section 6.9 hereof, (xii) all indebtedness of or any obligation of the Company incurred for the personal benefit of the Seller or any affiliate of the Seller, including without limitation, any family members of the Seller and (xiii) any unpaid Transaction Expenses incurred by the Seller or the Company, is, in each case, listed on Schedule 3.23 hereto (collectively, but without duplication, the “Existing Indebtedness”). The Company shall supplement Schedule 3.23 to the extent necessary to set forth amounts which are to be included in Existing Indebtedness as of the Closing Date, and, as supplemented, Schedule 3.23 will, as of the Closing Date, list all Existing Indebtedness and the amounts thereof as of the Closing.

Section 3.24 FIRPTA. The Company is not a “foreign person” within the meaning of Section 1445 of the Code, and is not a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code.

Section 3.25 Broker’s, Finder’s or Similar Fees. Except as set forth on Schedule 3.25, there are no brokerage commissions, finder’s fees or similar fees or commissions payable by the Company in connection with the transactions contemplated hereby based on any agreement, arrangement or understanding with the Company or any action taken by the Company.

Section 3.26 Disclosures. The information provided to the Purchaser by Seller is true and correct, and the information and representations and warranties contained in this Article III do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements and information contained in this Article III not misleading.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

OF THE SELLER

The Seller represents and warrants to the Purchaser as follows:

Section 4.1 Power and Authority. Seller has the legal capacity to execute, deliver and perform her obligations under this Agreement and each of the other Transaction Documents to which she is a party.

Section 4.2 Authorization; No Contravention. The execution, delivery and performance by Seller of this Agreement and each of the other Transaction Documents to which she is a party and the transactions contemplated hereby (i) do not violate, conflict with or result in any breach or contravention of, or the creation of any Lien under, any Contractual Obligation of Seller, or any Requirement of Law applicable to Seller, and (ii) do not violate any Orders against, or binding upon, Seller. Seller is not party to, or bound by, any agreement that is currently in effect, granting rights to any Person which are inconsistent with the rights to be granted by Seller in this Agreement or the other Transaction Documents.

Section 4.3 Title to Applicable Shares. Seller owns beneficially and of record the Purchased Shares and has good and valid title to the Purchased Shares, free and clear of all Liens. Seller has the unrestricted power and authority to transfer the Purchased Shares to the Purchaser. Upon delivery to the Purchaser of the stock certificates representing the Purchased Shares and payment for the Purchased Shares, the Purchaser shall acquire good and valid title to the Purchased Shares, free and clear of all Liens.

Section 4.4 Governmental Authorization; Third Party Consents. No approval, consent, compliance, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority or any other Person, and no lapse of a waiting period under a Requirement of Law is necessary or required in connection with the execution, delivery or performance, by or enforcement against Seller of this Agreement and the other Transaction Documents to which she is a party or the transactions contemplated hereby or thereby.

Section 4.5 Binding Effect. This Agreement has been, and as of the Closing Date each of the other Transaction Documents to which Seller is a party will be, duly executed and delivered by Seller, and this Agreement constitutes, and as of the Closing Date each of the other Transaction Documents to which Seller is a party will, constitute the legal, valid and binding obligations of such Seller, enforceable against Seller in accordance with their terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, fraudulent conveyance or transfer, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity relating to enforceability (regardless of whether considered in a proceeding at law or in equity).

Section 4.6 Litigation. There are no Claims pending or, to the Knowledge of Seller, threatened, at law, in equity, in arbitration or before any Governmental Authority against Seller which could have an effect on the ability of Seller to perform her obligations under this Agreement or the other Transaction Documents to which she is a party. No Order has been issued by any court or other Governmental Authority against Seller purporting to enjoin or restrain the execution, delivery or performance of any of this Agreement or any of the other Transaction Documents to which she or it is a party.

Section 4.7 No Default or Breach. Seller has not received written notice of a default and is not in default under, or with respect to, any Contractual Obligation of Seller in any respect, which, individually or together with all such defaults, could have an effect on the ability of Seller to perform her obligations under this Agreement or the other Transaction Documents to which she is a party.

Section 4.8 Private Offering; Investment Representations.

(a) No form of general solicitation or general advertising was used by Seller or her representatives in connection with the sale of the Purchased Shares.

(b) The Transcend Common Stock to be acquired by Seller pursuant to Section 2.3(c) hereof will be acquired for Seller’s own account and not with a view to or for sale in connection with any distribution of such shares. Seller understands that such shares will not have been registered under the Securities Act or registered or qualified under the securities laws of any state. Seller has such knowledge and experience in financial and business matters that Seller is capable of evaluating the risks of the proposed investment in such shares pursuant hereto and is able to bear the economic risk of the investment in such shares. Seller is an “accredited investor” within the meaning of Regulation D promulgated under the Securities Act and will be so at the time of Seller’s receipt of the Transcend Common Stock pursuant to Section 2.3(c) hereof.

Section 4.9 Broker’s, Finder’s or Similar Fees. Except as set forth in Schedule 4.9, there are no brokerage commissions, finder’s fees or similar fees or commissions payable by the Seller in connection with the transactions contemplated hereby based on any agreement, arrangement or understanding with the Seller or any action taken by Seller.

Section 4.10 Disclosures. The information provided to the Purchaser and the representations and warranties contained in this Article IV do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements and information contained in this Article IV not misleading.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

The Purchaser hereby represents and warrants to the Seller as follows:

Section 5.1 Existence and Power. The Purchaser is a corporation duly incorporated and validly existing under the laws of the State of Delaware and has the requisite corporate power and authority to execute, deliver and perform its obligations under this Agreement and each of the other Transaction Documents to which it is a party.

Section 5.2 Authorization; No Contravention. The execution, delivery and performance by the Purchaser of this Agreement and each of the other Transaction Documents to which it is a party and the transactions contemplated hereby and thereby, (a) have been duly authorized by all necessary corporate action, (b) do not contravene the terms of the Purchaser’s organizational documents or any amendment thereof, (c) do not violate, conflict with or result in any breach or contravention of, or the creation of any Lien under, any Contractual Obligation of the Purchaser or any Requirement of Law applicable to the Purchaser, and (d) do not violate any Orders of any Governmental Authority against, or binding upon, the Purchaser.

Section 5.3 Governmental Authorization; Third Party Consents. No approval, consent, compliance, exemption, authorization or other action by, or notice to, or filing with, any Governmental Authority or any other Person, and no lapse of a waiting period under any Requirement of Law, is necessary or required in connection with the execution, delivery or performance by, or enforcement against, the Purchaser of this Agreement and each of the other Transaction Documents to which it is a party or the transactions contemplated hereby and thereby.

Section 5.4 Binding Effect. This Agreement has been, and as of the Closing Date each of the other Transaction Documents to which it is a party will have been, duly executed and delivered by the Purchaser and this Agreement constitutes, and as of the Closing Date each of the other Transaction Documents to which it is a party will constitute, the legal, valid and binding obligations of the Purchaser, enforceable against it in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, fraudulent conveyance or transfer, moratorium or similar laws affecting the enforcement of creditors’ rights generally or by equitable principles relating to enforceability (regardless of whether considered in a proceeding at law or in equity).

Section 5.5 Purchase for Own Account; Accredited Investor. The Purchased Shares to be acquired by the Purchaser pursuant to this Agreement are being acquired for its own account and not with a view to or for sale in connection with any distribution of such shares. The Purchaser has such knowledge and experience in financial and business matters that the Purchaser is capable of evaluating the risks of the proposed investment in such shares and is able to bear the economic risk of the investment in such shares. The Purchaser is an “accredited investor” within the meaning of Regulation D promulgated under the Securities Act.

Section 5.6 Broker’s, Finder’s or Similar Fees. Except as set forth in Schedule 5.6, there are no brokerage commissions, finder’s fees or similar fees or commissions payable by the Purchaser in connection with the transactions contemplated hereby based on any agreement, arrangement or understanding with the Purchaser or any action taken by the Purchaser.

Section 5.7 SEC Filings.

(a) Each SEC filing of Purchaser (as amended): (i) as of its date, complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be and (ii) did not at the time it was filed (or in the case of am amended filing, as of its amended date) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

(b) Each of the consolidated financial statements (including, in each case, any notes thereto) contained in the Purchaser’s SEC filings was prepared in all material respects in accordance with GAAP applied (except as may be indicated in the notes thereto and, in the case of unaudited quarterly financial statements, as permitted by Form 10-Q under the Exchange Act) on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto), and each presented fairly the consolidated financial position, results of operations and cash flows of the Purchaser and its consolidated subsidiaries as of the respective dates (or in the case of revised and amended financial statements, as of the date of such revision and amendment) thereof and for the respective periods indicated therein (subject, in the case of unaudited statements, to normal and recurring year-end adjustments which did not and would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect).

(c) Except as and to the extent set forth on the most recent consolidated balance sheet of the Purchaser and its consolidated subsidiaries, included in the Purchaser’s most recent Form 10-Q, including the notes thereto (the “Form 10-Q”), neither the Purchaser nor any of its consolidated subsidiaries has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) that would be required to be reflected on a balance sheet or in notes thereto prepared in accordance with GAAP, except for liabilities or obligations incurred in the ordinary course of business consistent with past practice since the date of the Form 10-Q.

(d) As of the date hereof, no “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) filed as an exhibit to the Purchaser Form 10-K has been amended or modified, except for such amendments or modifications which have been filed as an exhibit to a subsequently dated SEC filing or are not required to be filed with the SEC.

Section 5.8 Absence of Certain Changes. Since the date of filing with the SEC of its most recent quarterly report on Form 10-Q, there has not been any Material Adverse Change with respect to the business of the Purchaser.

Section 5.9 Shares of Common Stock. Upon the issuance of the Transcend Common Stock pursuant to this Agreement, such shares will be duly authorized, validly issued, fully paid and nonassessable, and not subject to any encumbrances except as contemplated hereby.

Section 5.10 Disclosures. The information provided to the Seller and the representations and warranties contained in this
Article V do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements and information contained in this Article V not misleading.

DISCLAIMER OF OTHER REPRESENTATIONS AND WARRANTIES. PURCHASER ACKNOWLEDGES THAT EXCEPT AS EXPRESSLY SET FORTH IN ARTICLES III AND IV, SELLER MAKES NO REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, AT LAW OR IN EQUITY, IN RESPECT OF THE COMPANY, OR ANY OF ITS ASSETS, LIABILITIES OR OPERATIONS, INCLUDING ANY WARRANTIES WITH RESPECT TO MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE, AND ANY SUCH OTHER REPRESENTATIONS OR WARRANTIES ARE HEREBY EXPRESSLY DISCLAIMED. PURCHASER ACKNOWLEDGES AND AGREES THAT, EXCEPT TO THE EXTENT SPECIFICALLY SET FORTH IN ARTICLES III AND IV, PURCHASER IS PURCHASING THE PURCHASED SHARES ON AN “AS-IS, WHERE-IS” BASIS.

ARTICLE VI

AFFIRMATIVE COVENANTS

Section 6.1 Conduct of Business of the Company. Except as expressly permitted or required by this Agreement, during the period commencing on the date hereof and ending on the earlier of (i) the Closing Date and (ii) the date on which this Agreement is terminated in accordance with its terms:

(a) The Seller shall cause the Company to conduct its operations in all material respects only in the Ordinary Course of Business and, to the extent consistent therewith, to use commercially reasonable efforts to preserve intact its respective business organizations, keep available the services of its current senior management as a group and maintain satisfactory relationships with any Person having significant business relationships with the Company.

(b) The Seller shall cause the Company to not effect any of the following without the prior written consent of the Purchaser:

(i) make any change in or amendment to its organizational documents or its by-laws (or comparable governing documents) in a manner that would reasonably be expected to materially delay or impede the ability of the Company to consummate the transactions contemplated hereby;

(ii) issue or sell, or authorize to issue or sell, any shares of its capital stock or any other ownership interests, or issue or sell, or authorize to issue or sell, any securities convertible into or exchangeable for, or options, warrants or rights to purchase or subscribe for, or enter into any arrangement or contract with respect to the issuance or sale of, any shares of its capital stock or any other ownership interests;

(iii) split, combine, redeem or reclassify, purchase or otherwise acquire, or declare, pay or set aside any dividend or make any distribution with respect to, any shares of its capital stock or its other securities;

(iv) make any investment in, acquisition of, or capital contributions to, any Person other than in the ordinary course of business consistent with past practice;

(v) sell, lease or otherwise dispose of any of its properties or assets, except in the Ordinary Course of Business;

(vi) amend, supplement, modify, terminate or waive any material rights under any material contract or enter into a contract which, had it been entered into prior to the date hereof, would have been a material contract, except in the Ordinary Course of Business;

(vii) incur any indebtedness for borrowed money or make any loan or advance to any other Person, other than routine advances to employees consistent with past practice;

(viii) grant or agree to grant to any officer or employee of the Company any increase in wages or bonus, severance, profit sharing, retirement, deferred compensation, insurance or other compensation or benefits, establish any new compensation or benefit plans or arrangements or amend or agree to amend any existing Plan, except (A) as may be required under applicable Law, (B) as specifically required by the provisions of any Plan in effect on the date hereof or (C) in the Ordinary Course of Business consistent with past practices in respect of employees;

(ix) delay or defer the payment of any accounts payable;

(x) make or authorize capital expenditures other than capital expenditures consistent with the Company’s operating plan and not in excess of $10,000 in the aggregate;

(xi) pay, discharge or satisfy any liabilities, other than in the Ordinary Course of Business consistent with past practice;

(xii) grant any license with respect to Company Intellectual Property;

(xiii) take any action or omit to take any action that would reasonably be expected to cause any Company Intellectual Property to become invalidated, abandoned or dedicated to the public domain;

(xiv) accelerate or change its policy with respect to the collection of any accounts receivable; or

(xv) authorize any of, or commit or agree to take any of, the foregoing actions.

Section 6.2 Access and Information. During the period commencing on the date hereof and ending on the earlier of (i) the Closing Date and (ii) the date on which this Agreement is terminated in accordance with its terms, the Seller shall cause the Company to, upon reasonable notice, afford the Purchaser and its employees, counsel, accountants, financing sources, consultants, clients and other authorized representatives reasonable access to the officers, directors, employees, accountants, properties, books and records of the Company and, during such period, the Seller shall cause the Company to furnish promptly to the Purchaser all information concerning its business, properties and personnel as the Purchaser may reasonably request; provided, however, that such access shall not unreasonably disrupt the operations of the Company.

Section 6.3 Commercially Reasonable Efforts.

(a) Subject to the terms and conditions herein, each of the parties hereto shall use its commercially reasonable efforts to take, or cause to be taken, all action, and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws to consummate and make effective the transactions contemplated by this Agreement. The Seller and the Purchaser will, and the Seller will cause the Company to, use their respective commercially reasonable efforts to obtain any and all consents of all Governmental or Regulatory Authorities and other third parties necessary in connection with the consummation of the transactions contemplated by this Agreement.

(b) In the event any claim, action, suit, investigation or other proceeding is commenced which threatens or questions the validity or legality of the transactions contemplated hereby or seeks damages in connection therewith, the parties agree to cooperate and use their respective commercially reasonable efforts to defend against such claim, action, suit, investigation or other proceeding (and, if an Order is issued in any such action, suit or other proceeding, to use their respective commercially reasonable efforts to have such Order lifted) and to eliminate any other impediment to the consummation of the transactions contemplated hereby.

Section 6.4 Public Announcements. The parties hereto each agree (i) to consult with each other before issuing any press release or otherwise making any public statement with respect to the transactions contemplated by this Agreement, (ii) to provide to each other party for review a copy of any such press release or public statement and (iii) to not issue any such press release or make any such public statement prior to such consultation and review and, unless such issuance is required by applicable Law, the receipt of the prior consent of the other parties to this Agreement.

Section 6.5 Notification of Certain Matters. The Purchaser, on the one hand, and the Seller, on the other hand, shall use their respective commercially reasonable efforts to promptly notify each other of (i) any material actions, suits, claims or proceedings in connection with the transactions contemplated by this Agreement commenced or, to the Knowledge of the Purchaser, the Knowledge of the Seller or the Knowledge of the Company, threatened against the Seller, the Company or (ii) the occurrence or non-occurrence of any fact or event which would be reasonably likely to cause any condition set forth in Articles VII and VIII not to be satisfied; provided, however, that no such notification, nor the obligation to make such notification, shall affect any representation, warranty or covenant, or the conditions to the obligations, of any party to this Agreement.

Section 6.6 No Solicitation of Other Proposals.

(a) From the date hereof until the earlier of (i) the Closing Date (ii) September 30, 2009, or (iii) either (A) the date that is thirty (30) days after Seller notifies or (B) immediately after Purchaser notifies Seller, that it wishes to terminate this Agreement in accordance with its terms, Seller or any of their directors, officers, employees, agents, investment bankers, accountants, consultants, financial advisors, counsel, financing sources or representatives (collectively, “Representatives”; such term to apply with respect to the Purchaser to such Persons of the Purchaser) shall take any action to, and shall not, directly or indirectly, encourage, initiate, solicit or engage in discussions or negotiations with, or provide any information to, any Person other than the Purchaser (and its Representatives) concerning any Alternate Transaction. From the date hereof until the earlier of (i) the Closing Date and (ii) the termination of this Agreement in accordance with its terms, Seller shall promptly notify the Purchaser of the receipt by her, any of its Representatives or the Company of any proposal or offer regarding an Alternate Transaction or any indication that any Person is considering making a proposal or offer regarding an Alternate Transaction.

(b) If (i) the Seller breaches Section 6.6(a) hereof or the Seller terminates this Agreement other than in accordance with Section 11.1 hereof, and (ii) within twelve (12) months after the date of such breach; Seller or the Company signs a letter of intent or other agreement relating to the acquisition of a material portion of the shares of the Company, its assets, or the Company Business, in whole or in part, whether directly or indirectly, through purchase, merger, consolidation, or otherwise and such transaction is ultimately consummated, then, immediately upon the closing of such transaction, the Seller shall pay, or cause the Company to pay, to the Purchaser $200,000. Such fee will not serve as the exclusive remedy to the Purchaser under this Agreement in the event of a breach of Section 6.6(a) or any other covenant herein, and the Purchaser shall be entitled to all other rights and remedies provided by law or in equity.

Section 6.7 Expenses. The Purchaser, on the one hand, and the Seller, on the other hand, will each be responsible for their own transaction fees and expenses (including, without limitation, fees and expenses of legal counsel, accountants, investment bankers, brokers or other representatives or consultants) in connection with this Agreement and the transactions contemplated hereby (the “Transaction Expenses”), whether or not the transactions contemplated hereby are consummated; provided, however, that the Seller shall pay all broker and other fees that become due and payable to KPMG and Suender M&A Advisors at Closing. For the avoidance of doubt, any Transaction Expenses incurred by the Company shall be the responsibility of the Seller, and any Transaction Expenses incurred by the Company that have not been paid by the Seller as of the Closing shall be deemed to be Existing Indebtedness for purposes of calculating the Purchase Price. Notwithstanding the foregoing, in the event Purchaser terminates this Agreement for reasons other than for the non-occurrence of one or more of the conditions to Purchaser’s obligation to close the transactions contemplated hereby set forth in Article VII, Purchaser will reimburse the Seller for third party audit fees incurred through the date of termination up to a dollar amount not to exceed Forty-Five Thousand Dollars ($45,000).

Section 6.8 Related Parties. The Seller shall, prior to the Closing, pay or cause to be paid to the Company all amounts owed to the Company by the Seller or any Affiliate of the Seller. At and as of the Closing, any debts or other obligations of the Company owed to the Seller or to any Affiliate or family member of the Seller shall terminate and be canceled.

Section 6.9 Termination of Agreements. The Seller shall, prior to the Closing, terminate or cause to be terminated all contracts and other agreements between the Company, on the one hand, and Barbara Oristian, the Seller or any Affiliate or family member of Seller, on the other hand, and the Company, as the case may be, shall retain no obligations under such contracts and other agreements.

Section 6.10 Tax Matters. During the period from the date of this Agreement to the Closing Date, the Seller shall cause the Company to:

(a) prepare, in the Ordinary Course of Business and consistent with past practice (except as otherwise required by law), and timely file all Tax Returns required to be filed by it (or them) on or before the Closing Date (“Post-Signing Returns”);

(b) consult with the Purchaser with respect to all Post-Signing Returns and deliver drafts of such Post-Signing Returns to Purchaser no later than 10 business days prior to the date (including extensions) on which such Post-Signing Returns are required to be filed;

(c) fully and timely pay all Taxes due and payable in respect of such Post-Signing Returns that are so filed;

(d) properly reserve (and reflect such reserve in its books and records and financial statements), in accordance with GAAP, for all Taxes payable by it (or them) for which no Post-Signing Return is due prior to the Closing Date;

(e) promptly notify the Purchaser of any federal, state, local or foreign income or franchise and any other suit, claim, action, investigation, proceeding or audit (collectively, “Actions”) pending against or with respect to the Company or any of its Subsidiaries in respect of any Tax matter, including (without limitation) Tax liabilities and refund claims, and not settle or compromise any such Tax matter or Action without the Purchaser’s consent;

(f) not make or revoke any election with regard to Taxes or file any amended Tax Returns;

(g) not make any significant change in any Tax or accounting methods or systems of internal accounting controls (including procedures with respect to the payment of accounts payable and collection of accounts receivable), except as may be appropriate to conform to changes in Tax laws or regulatory accounting requirements or GAAP; and

(h) terminate all Tax Sharing Agreements to which the Company or any of its Subsidiaries is a party such that there is no further liability thereunder.

Section 6.11 Employees.

(a) Purchaser shall continue the services of the employees of the Company following the Closing except for the individuals listed on Schedule 6.11 hereof who shall be terminated at or shortly following the Closing. Notwithstanding anything to the contrary herein, nothing herein expressed or implied shall confer upon any employee of the Company, any other employee or legal representatives or beneficiaries of any thereof any rights or remedies, including any rights to employment or continued employment for any specified period of any nature or kind whatsoever under or by reason of this Agreement, or shall cause the employment status of any employee to be other than terminable at will.

(b) Purchaser covenants and agrees that in connection with any decision concerning a Company employee’s eligibility for participation and vesting in any employee welfare benefit plan, employee pension benefit plan, or employee fringe benefit arrangement established or maintained by the Purchaser, the Purchaser will recognize such employee’s cumulative prior service with the Company.

ARTICLE VII

CONDITIONS TO THE OBLIGATION

OF THE PURCHASER TO CLOSE

The obligation of the Purchaser to purchase the Purchased Shares and to perform its other obligations hereunder shall be subject to the satisfaction as determined by, or waiver by, the Purchaser of the following conditions on or before the Closing Date.

Section 7.1 Representation and Warranties. The representations and warranties of the Seller contained in Articles III and IV hereof shall be true and correct in all material respects (except for any such representations and warranties which are qualified by their terms by a reference to materiality or material adverse effect, which representation as so qualified shall be true and correct in all respects) at and on the Closing Date as if made at and on such date.

Section 7.2 Compliance with this Agreement. Seller shall have performed and complied with all of its agreements set forth herein that are required to be performed by Seller on or before the Closing Date.

Section 7.3 Seller’ Certificates. The Purchaser shall have received a certificate from Seller, in form and substance satisfactory to the Purchaser, dated the Closing Date, and signed by Seller, certifying as to the matters set forth in Sections 7.1 and 7.2.

Section 7.4 Purchased Shares. Seller shall have delivered to the Purchaser certificates representing the Purchased Shares, duly endorsed in blank or accompanied by stock powers duly executed in blank, in proper form for transfer.

Section 7.5 No Material Adverse Change. Since the date hereof there shall have been no event, circumstance or condition that, individually or in the aggregate, had or could reasonably be expected to have a Material Adverse Change in the Condition of the Company.

Section 7.6 Consents and Approvals. All consents, exemptions, authorizations, or other actions by, or notice to, or filings with, Governmental Authorities and other Persons in respect of all Requirements of Law and with respect to those Contractual Obligations of the Company or its Subsidiaries which are necessary or required in connection with the execution, delivery or performance by, or enforcement against, Seller of this Agreement and each of the other Transaction Documents shall have been obtained and be in full force and effect, and the Purchaser shall have been furnished with appropriate evidence thereof.

Section 7.7 No Material Judgment or Order. There shall not be on the Closing Date any Order of a court of competent jurisdiction or any ruling of any Governmental Authority or any condition imposed under any Requirement of Law which would, in the reasonable judgment of the Purchaser, (a) prohibit or restrict (i) the purchase of the Purchased Shares or (ii) the consummation of the other transactions contemplated by this Agreement, (b) subject the Purchaser to any material penalty or onerous condition under or pursuant to any Requirement of Law if the Purchased Shares were to be purchased hereunder or (c) restrict the operation of the business of the Company or its Subsidiaries as conducted on the date hereof in a manner that would have a material adverse effect on the Condition of the Company.

Section 7.8 No Litigation. No action, suit, proceeding, claim or dispute shall have been brought or otherwise arisen at law, in equity, in arbitration or before any Governmental Authority against any Seller, the Company or its Subsidiaries which would, if adversely determined (a) have a material adverse effect on the Condition of the Company or (b) have a material adverse effect on the ability of the Seller to perform their obligations under this Agreement or each of the other Transaction Documents.

Section 7.9 Dorothy Fitzgerald Offer Acceptance. Dorothy Fitzgerald shall have accepted an offer from the Purchaser to join the Purchaser as an employee and shall have executed such standard agreements required by the Purchaser in connection therewith.

Section 7.10 Resignations. All resignations of directors and officers of the Company and each of the Subsidiaries which have been previously requested in writing by the Purchaser shall have been delivered to the Purchaser.

Section 7.11 Estimated Closing Price Per Share Certificate. The Purchaser shall have received the Estimated Closing Price Per Share Certificate from the Company.

Section 7.12 Opinion of Counsel. The Purchaser shall have received an opinion of the Seller’s Counsel, dated the Closing Date, substantially in the form attached hereto as Exhibit B.

Section 7.13 Registration Rights Agreement. Seller shall have executed and delivered the registration rights agreement, substantially in the form attached hereto as Exhibit C (the “Registration Rights Agreement”).

Section 7.14 Due Diligence. Purchaser shall have completed a reasonably satisfactory due diligence review of the Company’s customers representing fifty (50%) percent or more of Company’s revenue, including, without limitation, the interview of customers of the Company as requested and satisfactory completion of the due diligence pertaining to Bay-Scribe by Purchaser with results that are satisfactory to Purchaser in its sole discretion.

Section 7.15 Note Pay-off. Seller shall satisfy all obligations required to pay the Bank Note and the Shareholder Note in full at Closing.

ARTICLE VIII

CONDITIONS TO THE OBLIGATION

OF THE SELLERS TO CLOSE

The obligation of Seller to sell the Purchased Shares and the obligation of Seller to perform its other obligations hereunder shall be subject to the satisfaction as determined by, or waiver by, Seller of the following conditions on or before the Closing Date:

Section 8.1 Payment of Purchase Price. The Purchaser shall be prepared to pay the aggregate purchase price for the Purchased Shares pursuant to the terms of Article II of this Agreement.

Section 8.2 Representation and Warranties. The representations and warranties of the Purchaser contained in Article V hereof shall be true and correct in all material respects (except for any such representations and warranties which are qualified by their terms by a reference to materiality or material adverse effect, which representation as so qualified shall be true and correct in all respects) at and on the Closing Date as if made at and on such date.

Section 8.3 Compliance with this Agreement. The Purchaser shall have performed and complied with all of its agreements set forth herein that are required to be performed by the Purchaser on or before the Closing Date.

Section 8.4 Officer’s Certificate. Seller shall have received a certificate from the Purchaser, in form and substance satisfactory to Seller, dated the Closing Date, and signed by an officer of the Purchaser, certifying as to the matters set forth in Sections 8.2 and 8.3.

Section 8.5 Note. The Purchaser shall have executed and delivered the Notes.

Section 8.6 Registration Rights Agreement. The Purchaser shall have executed and delivered the Registration Rights Agreement.

Section 8.7 Transcend Shares. The Seller shall have received certificates representing the Transcend Shares, as set forth in Section 2.3(c). [SPECIAL NOTE: TIMING DEPENDS ON DATE SPA IS ACTUALLY SIGNED]

Section 8.8 No Material Adverse Change. Since the date of the last Form 10-Q filed by Purchaser with the SEC there shall have been no event, circumstance or condition that, individually or in the aggregate, had or could reasonably be expected to have a Material Adverse Change in the Condition of Purchaser.

ARTICLE IX

INDEMNIFICATION

Section 9.1 Indemnification.

(a) Indemnification of the Purchaser. Except as otherwise provided in this Article IX, the Seller (the “Seller Indemnifying Party”) agrees to indemnify, defend and hold harmless each of the Purchaser and its Affiliates and their respective officers, directors, agents, employees, subsidiaries, partners, members and controlling persons (each, a “Purchaser Indemnified Party”) to the fullest extent permitted by law from and against any and all losses, injuries, demands, settlements, fines, penalties, Claims (including, without limitation, any Claim by a third party), damages, expenses (including reasonable fees, disbursements and other charges of counsel incurred by the Purchaser Indemnified Party in any action between the Seller Indemnifying Party and the Purchaser Indemnified Party or between the Purchaser Indemnified Party and any third party or otherwise) or other liabilities (collectively, “Losses”) resulting from or arising out of: (i) any breach of any representation or warranty by Seller in this Agreement (including any breach of a representation or warranty in Article IV which, for the avoidance of doubt, shall be the responsibility solely of Seller making the relevant representation in such Article) or any certificate delivered by Seller pursuant to this Agreement (except for the Estimated Closing Purchase Price Certificate); or (ii) any breach of any covenant or agreement by Seller in this Agreement; provided that, for purposes of this Section 9, the representations, warranties, covenants and agreements herein shall be deemed to have been made without any qualifications as to materiality and, accordingly, all references herein to “material,” “in all material respects” and similar qualifications as to materiality shall not be deemed as limiting or prohibiting Purchaser from submission of a claim for indemnification hereunder.

(b) Indemnification of the Seller. Except as otherwise provided in this Article IX, the Purchaser (the “Purchaser Indemnifying Party”) agrees to indemnify, defend and hold harmless the Seller and its Affiliates and their respective officers, directors, agents, employees, subsidiaries, partners, members and controlling persons (each, a “Seller Indemnified Party”) to the fullest extent permitted by law from and against any and all Losses resulting from or arising out of: (i) any breach of any representation or warranty by the Purchaser in this Agreement or any certificate delivered by the Purchaser pursuant to this Agreement; or (ii) any breach of any covenant or agreement by the Purchaser in this Agreement.

Section 9.2 Notification. Each indemnified party under this Article IX shall, promptly after the receipt of notice of the commencement of any Claim against such indemnified party in respect of which indemnity may be sought from the indemnifying party under this Article IX, notify the indemnifying party in writing of the commencement thereof. The omission of any indemnified party to so notify the indemnifying party of any such action shall not relieve the indemnifying party from any liability which it may have to such indemnified party under this Article IX unless, and only to the extent that, such omission results in the indemnifying party’s being materially prejudiced thereby. In case any such Claim shall be brought against any indemnified party, and it shall notify the indemnifying party of the commencement thereof, the indemnifying party shall be entitled to assume the defense thereof at its own expense, with counsel satisfactory to such indemnified party in its reasonable judgment; provided, however, that any indemnified party may, at its own expense, retain separate counsel to participate in such defense at its own expense. Notwithstanding the foregoing, in any Claim in which both the indemnifying party, on the one hand, and an indemnified party, on the other hand, are, or are reasonably likely to become, a party, such indemnified party shall have the right to employ separate counsel and to control its own defense of such Claim if, in the reasonable opinion of counsel to such indemnified party, either (x) one or more defenses are available to the indemnified party that are not available to the indemnifying party or (y) a conflict or potential conflict exists between the indemnifying party, on the one hand, and such indemnified party, on the other hand, that would make such separate representation advisable; provided, however, that the indemnifying party (i) shall not be liable for the fees and expenses of more than one counsel to all indemnified parties and (ii) shall reimburse the indemnified parties for all of such fees and expenses of such counsel incurred in any action between the indemnifying party and the indemnified parties or between the indemnified parties and any third party, as such expenses are incurred. The indemnifying party agrees that it will not, without the prior written consent of the indemnified party, settle, compromise or consent to the entry of any judgment in any pending or threatened Claim relating to the matters contemplated hereby (if any indemnified party is a party thereto or has been actually threatened to be made a party thereto) unless such settlement, compromise or consent includes an unconditional release of each indemnified party from all liability arising or that may arise out of such Claim. The indemnifying party shall not be liable for any settlement of any Claim effected against an indemnified party without its written consent, which consent shall not be unreasonably withheld.

Section 9.3 Limitations on Indemnification of the Purchaser. The indemnification provided for in Section 9.1(a) shall be subject to the following limitations, except with respect to claims for fraud and intentional breach or misrepresentation, with respect to which this Section 9.3 shall not apply:

(a) Seller shall be obligated to pay amounts for indemnification for Losses arising under Section 9.1(a) only if the Purchaser notifies the Seller thereof on or prior to 5:00 pm on the Expiration Date, except for claims arising from breaches of the representation and warranties set forth in Sections 3.5 [Capitalization], 3.8 [Taxes], 3.14 [Employee Benefit Plans], 3.21 [Environmental], 3.23 [Existing Indebtedness], 3.25 [Brokerage], 4.1 [Power and Authority], 4.3 [Title] or 4.9 [Brokerage] (any of the foregoing, a “Specified Representation”) as to which the foregoing limitation as to the notice period shall not apply; it being understood that so long as the notice referred to in this Section 9.3(a) is provided on or prior to the expiration of the relevant time period, the Indemnified Party’s rights to pursue indemnification for the applicable representation or warranty shall continue to survive until such matter is resolved.

(b) Seller shall not be obligated to pay any amounts for indemnification for Losses arising under Section 9.1(a), except those based upon, arising out of or otherwise in respect of those arising out of fraud or an intentional breach until the aggregate amounts for indemnification under Section 9.1(a) from and after the Closing, equals $160,000 (the “Basket Amount”), whereupon Seller shall be obligated to pay all amounts for such indemnification that exceed $80,000. The Seller’s liability for Losses shall first be satisfied from the Reserve Amount and the Note and any remaining or unsatisfied Losses shall be the obligation of Seller.

(c) Seller shall be obligated to pay amounts for indemnification based on fraud or an intentional breach (in accordance with their liability as set forth in Article IX) without regard to the individual or aggregate amounts thereof and without regard to whether all other indemnification payments shall have exceeded, in the aggregate, the Basket Amount.

(d) Seller shall not be obligated to make any payment for indemnification for Losses arising under Section 9.1(a) (except those based upon, arising out of or otherwise in respect of, the Specified Representations or Article XII) in excess of a dollar amount equal to $8,000,000.

(e) Except with respect to claims based on fraud, claims for equitable relief after the Closing and claims arising pursuant to Article XII hereof, the rights of the parties under this Article IX shall be the exclusive remedy with respect to claims resulting from or relating to any misrepresentation or breach of warranty, and each party hereby waives, to the full extent it may do so, any other rights or remedies that may arise under any applicable statute, rule or regulation with respect thereto.

(f) The indemnities herein are intended solely for the benefit of the persons expressly identified in this Article IX (and their permitted successors and assigns) and are in no way intended to, nor shall they, constitute an agreement for the benefit of, or be enforceable by, any other person.

(g) The amount of any Losses for which indemnification is provided under this Article IX shall be net of any: (i) amounts actually recovered by the indemnified party under insurance policies in effect and applicable to such damages, and (ii) reserves in respect thereof reflected on the Financial Statements.

Section 9.4 Limitations on Indemnification of the Seller. The indemnification provided for in Section 9.1(b) shall be subject to the following limitations, except with respect to claims for fraud and intentional breach or misrepresentation, with respect to which this Section 9.4 shall not apply:

(a) The Purchaser shall be obligated to pay amounts for indemnification for Losses arising under Section 9.1(b) only if a Seller notifies the Purchaser thereof on or prior to 5:00 pm on Expiration Date, except for claims arising from breaches of the representation and warranties set forth in Sections 5.1 [Existence and Power] or 5.6 [Brokerage] (the “Purchaser Specified Representations”) as to which the Indemnified Party must give such notice prior to the expiration of the applicable statute of limitations with respect thereto; it being understood that so long as the notice referred to in this Section 9.4(a) is provided on or prior to the expiration of the relevant time period, the Indemnified Party’s rights to pursue indemnification for the applicable representation or warranty shall continue to survive until such matter is resolved.

(b) The Purchaser shall not be obligated to pay any amounts for indemnification for Losses arising under Section 9.1(b), except those arising out of fraud or an intentional breach until the aggregate amounts for indemnification under Section 9.1(b), exclusive of those based on fraud or an intentional breach, equals the Basket Amount, whereupon the Purchaser shall be obligated to pay all amounts for such indemnification relating back to the first dollar.

(c) The Purchaser shall be obligated to pay amounts for indemnification based on fraud or an intentional breach (in accordance with its liability as set forth in Article IX) without regard to the individual or aggregate amounts thereof and without regard to whether all other indemnification payments shall have exceeded, in the aggregate, the Basket Amount.

(d) The Purchaser shall not be obligated to make any payment for indemnification for Losses arising under Section 9.1(b) (except those based upon, arising out of or otherwise in respect of fraud or an intentional breach) in excess of $8,000,000.

ARTICLE X

TAX INDEMNIFICATION; TAX MATTERS

Section 10.1 Survival of Tax Representations and Warranties. Notwithstanding any other provision of this Agreement, the representations and warranties of the Seller contained in Section 3.8 of this Agreement shall survive the Closing and remain in full force and effect with respect to any claim based on such representations and warranties until the date which is sixty (60) days after the date upon which the liability to which any such claim may relate is barred by all applicable statutes of limitations (including all periods of extension, whether automatic or permissive).

Section 10.2 Tax Indemnification.

(a) Indemnification by Seller. From and after the Closing Date, Seller shall indemnify the Purchaser, the Company, the Company’s Subsidiaries and their respective Affiliates (each a “Tax Indemnified Purchaser Party” and collectively, the “Tax Indemnified Purchaser Parties”) against and hold harmless from any and all liabilities, losses, damages, claims, costs, expenses, interest, awards, judgments and penalties (including, without limitation, reasonable fees for both in-house and outside counsel, accountants and other outside consultants) suffered or incurred (each a “Tax Loss” and collectively, the “Tax Losses”) arising out of (i) Taxes of the Company or its Subsidiaries for periods or portions thereof ending on or before the Closing Date (“Pre-Closing Taxes”); (ii) Taxes of any member of an affiliated, consolidated, combined or unitary group of which the Company or any of its Subsidiaries is or was a member on or prior to the Closing Date by reason of liability under Treasury Regulation §1.1502-6, Treasury Regulation §1.1502-78 or comparable provision of foreign, state or local law; (iii) without duplication, Taxes imposed on a Tax Indemnified Purchaser Party as a result of (x) a breach of a representation or warranty set forth in Section 3.8 of this Agreement or (y) a breach of a covenant or agreement set forth in Section 6.10 of this Agreement; provided, that for purposes of this Section 10.2(a)(iii) only, any breach of a representation, warranty, covenant or agreement shall be determined without reference to any materiality qualifier with respect thereto; (iv) Taxes arising out of any transactions contemplated by this Agreement or ; (v) Taxes or other payments required to be paid after the date hereof by the Company or any of its Subsidiaries to any party under any Tax Sharing Agreement (whether written or not) or by reason of being a successor-in-interest or transferee of another entity; provided, however, that the Seller shall be liable only to the extent that such Taxes are in excess of the amount, if any, reserved for such Taxes (excluding any reserve for deferred Taxes established to reflect timing differences between book and Tax income) on the face of the Financial Statements.

(b) Indemnification by Purchaser. From and after the Closing Date, the Purchaser shall indemnify Seller and their Affiliates (each a “Tax Indemnified Seller Party” and collectively, the “Tax Indemnified Seller Parties”) against and hold harmless from any and all Tax Losses arising out of Taxes of the Company or its Subsidiaries for periods or portions thereof beginning after the Closing Date (“Post-Closing Taxes”) other than amounts for which a Tax Indemnified Purchaser Party is indemnified by Seller under Section 10.2(a).

Section 10.3 Tax Indemnification Procedures.

(a) After the Closing, the Purchaser, on the one hand, and Seller, on the other hand, shall promptly notify the other party in writing of any demand, claim or notice of the commencement of an audit received by such party from any Governmental Authority or any other Person with respect to Taxes for which such other party is liable pursuant to Section 10.2 of this Agreement; provided, however, that a failure to give such notice will not affect such other party’s rights to indemnification under this Article IX, except to the extent that such party is actually prejudiced thereby. Such notice shall contain factual information (to the extent known) describing the asserted Tax liability and shall include copies of the relevant portion of any notice or other document received from any Governmental Authority or any other Person in respect of any such asserted Tax liability.

(b) Payment by an indemnitor of any amount due to an indemnitee under Article IX of this Agreement shall be made within ten (10) days following written notice by the indemnitee that payment of such amounts to the appropriate Governmental Authority or other applicable third party is due by the indemnitee, provided that the indemnitor shall not be required to make any payment earlier than five (5) business days before it is due to the appropriate Governmental Authority or applicable third party. In the case of a Tax that is contested in accordance with the provisions of Section 10.4 of this Agreement, payment of such contested Tax will not be considered due earlier than the date a “final determination” to such effect is made by such Governmental Authority or a court. For this purpose, a “final determination” shall mean a settlement, compromise, or other agreement with the relevant Governmental Authority, whether contained in an Internal Revenue Service Form 870 or other comparable form, or otherwise, or such procedurally later event, such as a closing agreement with the relevant Governmental Authority, and agreement contained in Internal Revenue Service form 870-D or other comparable form, an agreement that constitutes a “determination” under Section 1313(a)(4) of the Code, a deficiency notice with respect to which the period for filing a petition with the Tax Court or the relevant state, local or foreign tribunal has expired or a decision of any court of competent jurisdiction that is not subject to appeal or as to which the time for appeal has expired.

(c) All amounts required to be paid pursuant to this Article X shall be paid promptly in immediately available funds by wire transfer to a bank account designated by the indemnified party.

(d) Any payments required pursuant to this Article X that are not made within the time period specified in this Article shall bear interest at a rate and in the manner provided in the Code for interest on underpayments of federal income tax.

Section 10.4 Tax Audits and Contests; Cooperation.

(a) After the Closing Date, except as provided in (b) and (c) below, the Purchaser shall control the conduct, through counsel of its own choosing, of any audit, claim for refund, or administrative or judicial proceeding involving any asserted Tax liability or refund with respect to the Company or any of its Subsidiaries (any such audit, claim for refund, or proceeding relating to an asserted Tax liability referred to herein as a “Contest”).

(b) In the case of a Contest after the Closing Date that relates solely to Taxes for which the Purchaser is indemnified under Section 10.2(a), Seller shall control the conduct of such Contest, but the Purchaser shall have the right to participate in such Contest at its own expense, and Seller shall not be able to settle, compromise and/or concede any portion of such Contest that is reasonably likely to affect the Tax liability of the Company or its Subsidiaries for any taxable year (or portion thereof) beginning after the Closing Date without the reasonable consent of the Purchaser, which consent shall not be unreasonably withheld or delayed; provided, that, that if Seller fails to assume control of the conduct of any such Contest within a reasonable period following the receipt by the Seller of notice of such Contest, the Purchaser shall have the right to assume control of such Contest and shall be able to settle, compromise and/or concede such Contest in its sole discretion.

(c) In the case of a Contest after the Closing Date that relates both to Taxes for which the Purchaser is indemnified under Section 10.2(a) and Taxes for which the Purchaser is not indemnified under Section 10.2(a), the Purchaser shall control the conduct of such Contest, but the Seller shall have the right to participate in such Contest at its own expense, and the Purchaser shall not settle, compromise and/or concede such Contest without the consent of the Seller, which consent shall not be unreasonably withheld or delayed.

(d) Seller and the Purchaser agree to furnish or cause to be furnished to each other, upon request, as promptly as practicable, such information (including access to books and records) and assistance relating to the Company and its Subsidiaries as is reasonably requested for the filing of any Tax Returns and the preparation, prosecution, defense or conduct of any Contest. Seller and the Purchaser shall reasonably cooperate with each other in the conduct of any Contest or other proceeding involving or otherwise relating to the Company or its Subsidiaries (or their income or assets) with respect to any Tax and each shall execute and deliver such powers of attorney and other documents as are necessary to carry out the intent of this Section 10.4(d). Any information obtained under this Section 10.4(d) shall be kept confidential, except as may be otherwise necessary in connection with the filing of Tax Returns or in the conduct of a Contest or other Tax proceeding.

(e) The Purchaser shall cause the Company to (a) use its reasonable efforts to properly retain and maintain the tax and accounting records of the Company and its Subsidiaries that relate to Pre-Closing Taxable Periods for seven (7) years, (b) transfer such records to Seller upon its written request prior to any such destruction, abandonment or disposition and (c) allow Seller, its affiliates, agents and representatives, at times and dates reasonably and mutually acceptable to the parties, to from time to time inspect and review such records as Seller may deem necessary or appropriate; provided, however, that in all cases, such activities are to be conducted by Seller during normal business hours and at the Seller’s sole expense. Any information obtained under this Section 10.4(e) shall be kept confidential, except as may be otherwise necessary in connection with the filing of Tax Returns or in the conduct of a Contest or other Tax proceeding.

Section 10.5 Preparation of Tax Returns and Payment of Taxes.

(a) Except as set forth in Section 10.5(b), the Purchaser shall prepare (or cause to be prepared), and timely file all Tax Returns of the Company or any of its Subsidiaries required to be filed with any Governmental Authority after the Closing Date, and shall pay (or cause to be paid) any Taxes due in respect of such Tax Returns. With respect to any Tax Returns filed with respect to any taxable periods (or portions thereof) ending on or before the Closing Date (“Pre-Closing Taxable Periods”) Seller shall be responsible for the Pre-Closing Taxes due in respect of such Tax Returns, to the extent that the aggregate amount of Pre-Closing Taxes due in respect of all such Tax Returns exceeds the amount of Taxes that are included as current Liabilities on the Financial Statements. The Purchaser shall notify Seller of any amounts due from Seller in respect of any such Tax Return no later than ten (10) business days prior to the date on which such Tax Return is due, and Seller shall remit such payment to the Purchaser no later than five (5) business days prior to the date such Tax Return is due. Purchaser shall permit Seller to review and comment on each such Tax Return prior to filing and shall make such revisions to such Tax Returns as are reasonably requested by Seller.

(b) In the case of Tax Returns that are filed with respect to a taxable period that ends on or prior to the Closing Date, the Seller shall prepare such Tax Return in a manner consistent with past practice, except as otherwise required by law, and shall deliver any such Tax Return to Purchaser for review at least 30 days prior to the date such Tax Return is required to be filed. If Purchaser disputes any item on such Tax Return, it shall notify Seller of such disputed item (or items) and the basis for its objection. The parties shall act in good faith to resolve any such dispute prior to the date on which the relevant Tax Return is required to be filed. If the parties cannot resolve any disputed item, the item in question shall be resolved by an independent accounting firm mutually acceptable to Seller and the Purchaser. The fees and expenses of such accounting firm shall be borne equally by Seller and the Purchaser.

(c) In the case of Tax Returns that are filed with respect to Straddle Periods (as defined in Section 10.6 below), the Purchaser shall prepare such Tax Return in a manner consistent with past practice, except as otherwise required by law.

Section 10.6 Straddle Periods.

(a) For purposes of this Agreement, in the case of any Taxes of the Company or any of its Subsidiaries that are payable with respect to any Tax period that begins before and ends after the Closing Date (a “Straddle Period”), the portion of any such Taxes that constitutes Pre-Closing Taxes shall: (i) in the case of Taxes that are either (x) based upon or related to income or receipts, or (y) imposed in connection with any sale, transfer or assignment or any deemed sale, transfer or assignment of property (real or personal, tangible or intangible), be deemed equal to the amount that would be payable if the Tax year or period ended on the Closing Date; and (ii) in the case of Taxes (other than those described in clause (i) above) that are imposed on a periodic basis with respect to the business or assets of the Company or its Subsidiaries or otherwise measured by the level of any item, be deemed to be the amount of such Taxes for the entire Straddle Period (or, in the case of such Taxes determined on an arrears basis, the amount of such Taxes for the immediately preceding Tax period) multiplied by a fraction the numerator of which is the number of calendar days in the portion of the Straddle Period ending on the Closing Date and the denominator of which is the number of calendar days in the entire Straddle Period. For purposes of clause (i) of the preceding sentence, any exemption, deduction, credit or other item (including, without limitation, the effect of any graduated rates of tax) that is calculated on an annual basis shall be allocated to the portion of the Straddle Period ending on the Closing Date on a pro rata basis determined by multiplying the total amount of such item allocated to the Straddle Period times a fraction, the numerator of which is the number of calendar days in the portion of the Straddle Period ending on the Closing Date and the denominator of which is the number of calendar days in the entire Straddle Period. In the case of any Tax based upon or measured by capital (including net worth or long-term debt) or intangibles, any amount thereof required to be allocated under this Section 10.6 shall be computed by reference to the level of such items on the Closing Date. All determinations necessary to give effect to the foregoing allocations shall be made in a manner consistent with past practice of the Company and its Subsidiaries. The parties hereto will, to the extent permitted by applicable law, elect with the relevant Governmental Authority to treat a portion of any Straddle Period as a short taxable period ending as of the close of business on the Closing Date.

Section 10.7 Conveyance Taxes. Seller shall agree to pay all sales, use, value added, transfer, stamp, registration, documentary, excise, real property transfer or gains, or similar Taxes incurred as a result of the transactions contemplated in this Agreement and Seller and the Purchaser agree to jointly file all required change of ownership and similar statements.

Section 10.8 Refunds. Any Tax refunds that are received by Purchaser or the Company that relate to Tax periods ending on or before the Closing Date shall be for the account of Seller, and Purchaser shall pay over to Seller any such refund within fifteen (15) days after receipt.

ARTICLE XI

TERMINATION OF AGREEMENT

Section 11.1 Termination. This Agreement may be terminated prior to the Closing as follows:

(a) at any time on or prior to the Closing Date, by mutual written consent of the Seller and the Purchaser;

(b) at the election of the Seller or the Purchaser by written notice to the other parties hereto after 5:00 p.m., New York time, on September 15, 2009, if the Closing shall not have occurred, unless such date is extended by the mutual written consent of the Seller and the Purchaser; provided, however, that the right to terminate this Agreement under this Section 11.1(b) shall not be available to any party whose breach of any representation, warranty, covenant or agreement under this Agreement has been the cause of, or resulted in, the failure of the Closing to occur on or before such date;

(c) at the election of the Seller, if there has been a material breach of any representation, warranty, covenant or agreement on the part of the Purchaser contained in this Agreement, which breach has not been cured within fifteen (15) Business Days following notice to the Purchaser of such breach; or

(d) at the election of the Purchaser, if there has been a material breach of any representation, warranty, covenant or agreement on the part of the Seller contained in this Agreement, which breach has not been cured within fifteen (15) Business Days following notice to the Seller of such breach.

If this Agreement so terminates, it shall become null and void and have no further force or effect, except as provided in Section 11.2.

Section 11.2 Survival. If this Agreement is terminated and the transactions contemplated hereby are not consummated as described above, this Agreement shall become void and of no further force and effect; except for the provisions of Article I, Section 6.7, Article IX, this Section 11.2 and Article XIII (and related definitions) which shall remain in effect; provided, however, that (a) none of the parties hereto shall have any liability in respect of a termination of this Agreement pursuant to Section 11.1(a) and Section 11.1(b) nothing shall relieve any of the parties from liability for a breach of this Agreement prior to a termination of this Agreement pursuant to Section 11.1(c) or 11.1(d); and provided, further, that none of the parties hereto shall have any liability for speculative, indirect, unforeseeable or consequential damages or lost profits resulting from any legal action relating to any termination of this Agreement.

ARTICLE XII

NON-COMPETITION

Section 12.1 Covenants Against Competition. Seller acknowledges that (i) the Company is engaged in the business of providing medical transcription services for physician offices, clinics, hospitals, and healthcare systems (the “Company Business”); (ii) the Company Business is, or may in the future be, conducted throughout the United States; (iii) her relationship with the Company and the Subsidiaries has given Seller and may continue to give Seller Trade Secrets of and confidential information concerning the Company and the Subsidiaries; (iv) the agreements and covenants contained in this Article XII are essential to protect the business and goodwill of the Company, the shares of which are being purchased by the Purchaser; and (v) the Purchaser would not purchase the Purchased Shares but for such agreements and covenants. Accordingly, Seller covenants and agrees as follows:

(a) Non-Compete. For a period of five (5) years following the Closing (the “Restricted Period”), Seller shall not in the United States, directly or indirectly, (i) engage in the Company Business for Seller’s own account; (ii) except as agreed to in writing by the Purchaser and Seller, render any services to any person engaged in such activities; or (iii) become interested in any such person in any capacity, including as a partner, shareholder, principal, agent, trustee or consultant; provided, however, Seller may own, directly or indirectly, solely as an investment, securities of any person traded on any national securities exchange if Seller is not a controlling person of, or a member of a group which controls, such person and does not, directly or indirectly, own 1% or more of any class of securities of such person.

(b) Confidential Information; Personal Relationships. Seller promises and agrees that, either during the Restricted Period or at any time thereafter, Seller will not disclose to any person not employed by the Company or not engaged to render services to the Company, and that Seller will not use for the benefit of Seller or others, any confidential information or Trade Secrets of the Company or any of the Subsidiaries and other affiliates obtained by Seller while Seller was a stockholder of the Company; provided, however, that this provision shall not preclude Seller from use or disclosure of information if (i) use or disclosure of such information shall be required by applicable Law or Order of any Governmental Authority, (ii) use or disclosure of such information is reasonably required in connection with any Claim against or involving Seller, (iii) such information is readily ascertainable from public or published information or trade sources (other than information known generally to the public as a result of a violation of this Section 12.1 by any Seller); or (iv) use or disclosure of such information is reasonably required in connection with Seller’s continued employment with the Company or any of the Subsidiaries.

(c) Property of the Company. All memoranda, notes, lists, records and other Documents (and all copies thereof), including such items stored in computer memories, on microfiche or by any other means, made or compiled by or on behalf of Seller, or made available to Seller relating to the Company, are and shall be the property of the Company and shall be delivered to the Company promptly after the Closing or at any other time on request.

(d) Non-Solicitation. For a period of five (5) years from and after the Closing Date, Seller shall not directly or indirectly: (i) induce or attempt to induce any employee or independent contractor of the Company or any Affiliate to leave the employ (or other relationship) of the Company or such Affiliate in any way interfere with the relationship between the Company or any Affiliate and any such Person; (ii) hire any person who was an employee or independent contractor of the Company or any Affiliate on the date of this Agreement or on the Closing Date; or (iii) induce or attempt to induce any customer, supplier, licensee, licensor, franchisee or other business relation of the Company or any Affiliate to cease doing business with the Company or such Affiliate, or in any way interfere with the relationship between any such customer, supplier, licensee, licensor, franchisee or business relation and the Company or any Affiliate (including making any negative statements or communications about the Company or its Affiliates). In addition, all employees of the Company shall execute and be bound by Purchaser’s standard form of employee agreement providing for non-solicitation of either employees or customers of Purchaser for a period of one (1) year after their termination of employment.

Section 12.2 Rights and Remedies Upon Breach. If Seller breaches, or threatens to commit a breach of, any of the provisions of Section 12.1 (the “Restrictive Covenants”), the Purchaser, the Company and the Subsidiaries shall have the following rights and remedies, each of which rights and remedies shall be independent of the others and severally enforceable, and each of which is in addition to, and not in lieu of, any other rights and remedies available to the Purchaser, the Company under Law or in equity:

(a) Specific Performance. The right and remedy to have the Restrictive Covenants specifically enforced by any court of competent jurisdiction, it being agreed that any breach or threatened breach of the Restrictive Covenants would cause irreparable injury to the Purchaser, the Company and that money damages would not provide an adequate remedy to the Purchaser, the Company.

(b) Accounting. The right and remedy to require Seller to account for and pay over to the Purchaser, or the Company, as the case may be, all compensation, profits, monies, accruals, increments or other benefits derived or received by Seller as the result of any transactions by Seller constituting a breach of the Restrictive Covenants.

Section 12.3 Severability of Covenants. Seller acknowledges and agrees that as to Seller the Restrictive Covenants are reasonable and valid in geographical and temporal scope and in all other respects. If any court determines that any of the Restrictive Covenants, or any part thereof, is invalid or unenforceable as to the Seller or to Seller, the remainder of the Restrictive Covenants shall not thereby be affected and shall be given full effect as to the Seller or the Seller, without regard to the invalid portions.

Section 12.4 Blue-Penciling. If any court determines that any of the Restrictive Covenants, or any part thereof, is unenforceable as to the Seller or to Seller because of the duration or geographic scope of such provision, such court shall have the power to reduce the duration or scope of such provision, as the case may be, as to Seller or Seller, and, in its reduced form, such provision shall then be enforceable.

Section 12.5 Enforceability in Jurisdictions. The Purchaser and Seller intend to and hereby confer jurisdiction to enforce the Restrictive Covenants upon the courts of any jurisdiction within the geographical scope of the Restrictive Covenants. If the courts of any one or more of such jurisdictions hold the Restrictive Covenants unenforceable by reason of the breadth of such scope or otherwise, it is the intention of the Purchaser and each Seller that such determination not bar or in any way affect the Purchaser’s, the Company’s or the Subsidiaries’ right to the relief provided above in the courts of any other jurisdiction within the geographical scope of the Restrictive Covenants, as to breaches of the Restrictive Covenants in such other respective jurisdictions, the Restrictive Covenants as they relate to each jurisdiction being, for this purpose, severable into diverse and independent covenants.

ARTICLE XIII

MISCELLANEOUS

Section 13.1 Survival of Representations and Warranties. All of the representations and warranties made herein shall survive the execution and delivery of this Agreement until the eighteen (18) month anniversary of the Closing Date; provided that: (a) each of the Specified Representations shall survive until the five (5) year anniversary of the Closing Date. Any representation or warranty in respect of which indemnity may be sought under Article IX hereof, and the indemnity with respect thereto, shall survive the time at which it would otherwise terminate pursuant to this Section 13.1 if written notice of the inaccuracy or breach thereof giving rise to such right or potential right of indemnity shall have been given to the party against whom such indemnity may be sought prior to such time, and in any such case such representation or warranty shall survive until any claim for indemnity related to such inaccuracy or breach is resolved. The representations and warranties contained in this Agreement or in any certificate or other writing delivered in connection with this Agreement shall in no event be affected by any investigation, inquiry or examination made for or on behalf of any party, or the knowledge of any party’s officers, directors, employees, representatives, consultants, agents, or advisors or the acceptance by any party of any certificate or opinion hereunder.

Section 13.2 Treatment of Indemnity Payment. It is the intention of the parties to treat any indemnity payment made under this Agreement as an adjustment to the purchase price for all federal, state, local and foreign Tax purposes, and the parties agree to file their Tax Returns accordingly.

Section 13.3 Interpretation. Any statute, regulation, or other law defined or referred to herein (or in any agreement or instrument that is referred to herein) means such statute, regulation or other law as, from time to time, may be amended, modified or supplemented, including (in the case of statutes) by succession of comparable successor statutes. References to a person also refer to its predecessors and permitted successors and assigns.

Section 13.4 Notices. All notices, demands and other communications provided for or permitted hereunder shall be made in writing and shall be by registered or certified first-class mail, return receipt requested, telecopier, courier service or personal delivery:

if to the Seller, to:

2910 Edgewater Drive

Edgewater, Maryland 21037

Attention: Dorothy Fitzgerald

with a copy (which shall not constitute notice) to:

Baxter, Baker, Sidle, Conn & Jones, P.A.

120 E. Baltimore Street, Suite 2100

Baltimore, MD 21202

Telecopy: (410) 230-3800

Attention: Daryl J. Sidle, Esq.

if to the Purchaser:

Transcend Services, Inc.

One Glenlake Parkway

Suite 1325

Atlanta, Georgia 30328

Fax: (678) 808-0601

Attention: Mr. Lance Cornell, CFO

with a copy to:

Womble Carlyle Sandridge & Rice, PLLC

271 17th Street, NW

Suite 2400

Atlanta, GA 30363

Fax: (404) 962-7574

Attention: John F. Sandy Smith, Esq.

All such notices, demands and other communications shall be deemed to have been duly given when delivered by hand, if personally delivered; when delivered by courier, if delivered by commercial courier service; five (5) Business Days after being deposited in the mail, postage prepaid, if mailed; and when receipt is mechanically acknowledged, if telecopied. Any party may by notice given in accordance with this Section 13.4 designate another address or Person for receipt of notices hereunder.

Section 13.5 Successors and Assigns; Third Party Beneficiaries. This Agreement shall inure to the benefit of and be binding upon the successors and permitted assigns of the parties hereto. Subject to applicable securities laws and the terms and conditions thereof, the Purchaser may assign any of its rights under this Agreement or the other Transaction Documents to any of its Affiliates. The Seller may not assign any of its rights under this Agreement without the written consent of the Purchaser. Except as provided in Article IX, no Person other than the parties hereto and their successors and permitted assigns is intended to be a beneficiary of this Agreement.

Section 13.6 Amendment and Waiver.

(a) No failure or delay on the part of the Seller or the Purchaser in exercising any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy. The remedies provided for herein are cumulative and are not exclusive of any remedies that may be available to the Seller or the Purchaser at law, in equity or otherwise.

(b) Any amendment, supplement or modification of or to any provision of this Agreement, any waiver of any provision of this Agreement, and any consent to any departure by the Seller or the Purchaser from the terms of any provision of this Agreement, shall be effective (i) only if it is made or given in writing and signed by the Seller and the Purchaser and (ii) only in the specific instance and for the specific purpose for which made or given. Except where notice is specifically required by this Agreement, no notice to or demand on the Seller in any case shall entitle the Seller to any other or further notice or demand in similar or other circumstances.

Section 13.7 Counterparts. This Agreement may be executed in any number of counterparts and by the parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

Section 13.8 Headings. The headings in this Agreement are for convenience of reference only and shall not limit or otherwise affect the meaning hereof.

Section 13.9 Governing Law; Consent To Jurisdiction. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF GEORGIA WITHOUT REGARD TO THE PRINCIPLES OF CONFLICTS OF LAW THEREOF. The parties hereto irrevocably submit to the exclusive jurisdiction of any state or federal court sitting in the County of Fulton, in the State of Georgia over any suit, action or proceeding arising out of or relating to this Agreement, the other Transaction Documents, the Purchased Shares or the affairs of the Company. To the fullest extent they may effectively do so under applicable law, the parties hereto irrevocably waive and agree not to assert, by way of motion, as a defense or otherwise, any claim that they are not subject to the jurisdiction of any such court, any objection that they may now or hereafter have to the laying of the venue of any such suit, action or proceeding brought in any such court and any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.

Section 13.10 Severability. If any one or more of the provisions contained herein, or the application thereof in any circumstance, is held invalid, illegal or unenforceable in any respect for any reason, the validity, legality and enforceability of any such provision in every other respect and of the remaining provisions hereof shall not be in any way impaired, unless the provisions held invalid, illegal or unenforceable shall substantially impair the benefits of the remaining provisions hereof.

Section 13.11 Rules of Construction. Unless the context otherwise requires, references to sections or subsections refer to sections or subsections of this Agreement.

Section 13.12 Entire Agreement. This Agreement, together with the exhibits and schedules hereto, and the other Transaction Documents are intended by the parties as a final expression of their agreement and intended to be a complete and exclusive statement of the agreement and understanding of the parties hereto in respect of the subject matter contained herein and therein. There are no restrictions, promises, representations, warranties or undertakings, other than those set forth or referred to herein or therein. This Agreement, together with the exhibits and schedules hereto, and the other Transaction Documents supersede all prior agreements and understandings between the parties with respect to such subject matter.

Section 13.13 Further Assurances. Each of the parties shall execute such documents and perform such further acts (including, without limitation, obtaining any consents, exemptions, authorizations or other actions by, or giving any notices to, or making any filings with, any Governmental Authority or any other Person) as may be reasonably required or desirable to carry out or to perform the provisions of this Agreement.

[SIGNATURE APPEAR ON FOLLOWING PAGE]

IN WITNESS WHEREOF, the undersigned have executed, or have caused to be executed, this Stock Purchase Agreement on the date first written above.

PURCHASER:

TRANSCEND SERVICES, INC.

By:	/s/ Lance Cornell
Name:	Lance Cornell
Title:	CFO

SELLER:

/s/ Dorothy K. Fitzgerald
Dorothy K. Fitzgerald

SCHEDULES

1.1 Target Company Cash

2.3 Purchase Price

3.3 Contractual Obligations

3.5(a) List of Stockholders

3.5(b) List of Subsidiaries

3.6 Litigation

3.7(b) Leases

3.7(d) Space Leases

3.8(f) Tax Proceedings

3.8(l) Section 481(a) Adjustment

3.10 Material Changes

3.11 Liabilities

3.12 Commercial Relationships

3.13(a) Certain Employees

3.13(j) Employment Contracts

3.13(k) Severance Compensation

3.13(p) Salary Increases, Bonuses and Other Compensation

3.14(a)(i) List of Plans

3.14(a)(ii) Employee Benefit Plans

3.15 Excluded Assets

3.16(b) Intellectual Property

3.17 Affiliated Transactions

3.20 Insurance

3.23 Existing Indebtedness

3.25 Broker Fees (Company)

4.9 Broker Fees (Purchaser)

5.6 Broker Fees (Seller)

6.10 Terminated Employees